Exhibit 99.2
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined under Rule 13a-15(f) of the Securities Exchange Act of 1934. Under the supervision and with the participation of the principal executive and financial officers of the Company, an evaluation of the effectiveness of internal control over financial reporting was conducted based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations (“the COSO Framework”) of the Treadway Commission. Based on the evaluation performed under the COSO Framework as of December 31, 2006, management has concluded that the Company’s internal control over financial reporting is effective.
PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited management’s assessment of the effectiveness of the Company’s internal control over financial reporting at December 31, 2006, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Visteon Corporation:
We have completed integrated audits of Visteon Corporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Visteon Corporation and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Visteon Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, Visteon Corporation changed the manner in which it accounts for share-based compensation and the manner in which it accounts for defined benefit pension and other postretirement plans in 2006.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting,that Visteon Corporation maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, Visteon Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Visteon Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of Visteon Corporation’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Detroit, Michigan
February 28, 2007, except for Note 20, as to which the date is August  3, 2007.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2006	2005	2004
	(Dollars in Millions, Except Per
	Share Amounts)
Net sales
Products	$10,871	$16,812	$18,657
Services	547	164	—

	11,418	16,976	18,657

Cost of sales
Products	10,142	16,279	17,769
Services	542	163	—

	10,684	16,442	17,769

Gross margin	734	534	888

Selling, general and administrative expenses	716	946	980
Restructuring expenses	95	26	82
Reimbursement from Escrow Account	106	51	—
Impairment of long-lived assets	22	1,511	314
Gain on ACH Transactions	—	1,832	—

Operating income (loss)	7	(66)	(488)

Interest expense	190	156	104
Interest income	31	24	19
Debt extinguishment gain/(loss)	8	—	(11)
Equity in net income of non-consolidated affiliates	33	25	45

Loss before income taxes, minority interests, change in accounting and extraordinary item	(111)	(173)	(539)

Provision for income taxes	25	64	962
Minority interests in consolidated subsidiaries	31	33	35

Net loss before change in accounting and extraordinary item	(167)	(270)	(1,536)

Cumulative effect of change in accounting, net of tax	(4)	—	—

Net loss before extraordinary item	(171)	(270)	(1,536)

Extraordinary item, net of tax	8	—	—

Net loss	$(163)	$(270)	$(1,536)

Per Share Data:
Basic and diluted net loss per share before change in accounting and extraordinary item	$(1.31)	$(2.14)	$(12.26)
Cumulative effect of change in accounting, net of tax	(0.03)	—	—

Basic and diluted loss per share before extraordinary item	(1.34)	(2.14)	(12.26)

Extraordinary item, net of tax	0.06	—	—

Basic and diluted loss per share	$(1.28)	$(2.14)	$(12.26)

Cash dividends per share	$—	$—	$0.24
See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31
	2006	2005
	(Dollars in Millions)
ASSETS
Cash and equivalents	$1,057	$865
Accounts receivable, net	1,245	1,711
Interests in accounts receivable transferred	482	—
Inventories, net	520	537
Other current assets	261	232

Total current assets	3,565	3,345

Equity in net assets of non-consolidated affiliates	224	226
Property and equipment, net	3,034	2,973
Other non-current assets	115	192

Total assets	$6,938	$6,736

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$100	$485
Accounts payable	1,825	1,803
Accrued employee liabilities	337	358
Other current liabilities	306	313

Total current liabilities	2,568	2,959

Long-term debt	2,128	1,509
Postretirement benefits other than pensions	747	878
Employee benefits, including pensions	846	647
Deferred income taxes	170	175
Other non-current liabilities	396	382
Minority interests in consolidated subsidiaries	271	234

Shareholders’ deficit
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 129 million and 129 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,398	3,396
Accumulated deficit	(3,606)	(3,440)
Accumulated other comprehensive loss	(216)	(234)
Other	(22)	(28)

Total shareholders’ deficit	(188)	(48)

Total liabilities and shareholders’ deficit	$6,938	$6,736

See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2006	2005	2004
	(Dollars in Millions)
Operating Activities
Net loss	$(163)	$(270)	$(1,536)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	430	595	685
Postretirement benefit relief	(72)	—	—
Non-cash tax items	(68)	—	(42)
Asset impairments	22	1,511	314
Gain on ACH Transactions	—	(1,832)	—
(Gain)/loss on debt extinguishment	(8)	—	11
Extraordinary item, net of tax	(8)	—	—
Equity in net income of non-consolidated affiliates, net of dividends remitted	(9)	23	(2)
Other non-cash items	6	44	29
Change in receivables sold	33	43	66
Changes in assets and liabilities:
Accounts receivable and retained interests	84	668	(118)
Escrow receivable	(28)	(27)	—
Inventories	55	34	3
Accounts payable	(104)	(593)	82
Postretirement benefits other than pensions	(70)	227	180
Income taxes deferred and payable, net	(31)	(40)	911
Other assets and other liabilities	212	34	(165)

Net cash provided from operating activities	281	417	418

Investing Activities
Capital expenditures	(373)	(585)	(827)
Acquisitions and investments in joint ventures, net	(6)	(21)	—
Net cash proceeds from ACH Transactions	—	299	—
Other, including proceeds from asset disposals	42	76	45

Net cash used by investing activities	(337)	(231)	(782)

Financing Activities
Commercial paper repayments, net	—	—	(81)
Short-term debt, net	(400)	239	(20)
Proceeds from issuance of debt, net of issuance costs	1,378	50	576
Principal payments on debt	(624)	(69)	(32)
Maturity/repurchase of unsecured debt securities	(141)	(250)	(269)
Cash dividends	—	—	(30)
Other, including book overdrafts	1	(21)	(9)

Net cash provided from (used by) financing activities	214	(51)	135

Effect of exchange rate changes on cash	34	(22)	28

Net increase (decrease) in cash and equivalents	192	113	(201)

Cash and equivalents at beginning of year	865	752	953

Cash and equivalents at end of year	$1,057	$865	$752

Cash paid for:
Interest	$197	$164	$105
Income taxes paid, net of refunds	$97	$104	$101
See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT)/EQUITY

	2006	2005	2004
	(Dollars in Millions)
Common Stock
Balance at January 1	$131	$131	$131

Balance at December 31	$131	$131	$131

Stock Warrants
Balance at January 1	$127	$—	$—
Issuance of stock warrants	—	127	—

Balance at December 31	$127	$127	$—

Additional Paid-In Capital
Balance at January 1	$3,396	$3,380	$3,358
Shares issued for stock options exercised	—	(2)	(1)
Share-based compensation	2	18	23

Balance at December 31	$3,398	$3,396	$3,380

Accumulated Deficit
Balance at January 1	$(3,440)	$(3,170)	$(1,604)
Net loss	(163)	(270)	(1,536)
Dividends	—	—	(30)
Shares issued for stock options exercised	(3)	—	—

Balance at December 31	$(3,606)	$(3,440)	$(3,170)

Accumulated Other Comprehensive (Loss) Income
Balance at January 1	$(234)	$5	$(54)
Net foreign currency translation adjustment	121	(154)	102
Net change in minimum pension liability	25	(64)	(52)
Net gain/ (loss) on derivatives and other	1	(21)	9

Net other comprehensive income/ (loss) adjustments	147	(239)	59
Cumulative effect of adoption of SFAS 158	(129)	—	—

Balance at December 31	$(216)	$(234)	$5

Other – Treasury Stock
Balance at January 1	$(27)	$(17)	$(1)
Shares issued for stock options exercised	9	5	5
Treasury stock activity	(4)	(2)	(11)
Restricted stock awards issued	—	—	2
Restricted stock awards forfeited	—	(13)	(12)

Balance at December 31	$(22)	$(27)	$(17)

Other – Unearned Stock Compensation
Balance at January 1	$(1)	$(9)	$(18)
Restricted stock awards issued	—	—	(2)
Restricted stock awards compensation, net	—	8	11
Other	1	—	—

Balance at December 31	$—	$(1)	$(9)

Total Shareholders’ (Deficit)/Equity	$(188)	$(48)	$320

Comprehensive Loss
Net loss	$(163)	$(270)	$(1,536)
Net other comprehensive income (loss) adjustments	147	(239)	59

Total comprehensive loss	$(16)	$(509)	$(1,477)

See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. Description of Business and Company Background
Visteon Corporation (the “Company” or “Visteon”) is a leading global supplier of automotive systems, modules and components. The Company sells products primarily to global vehicle manufacturers, and also sells to the worldwide aftermarket for replacement and enhancement parts. The Company has operations in most geographic areas, principally including the United States, Mexico, Canada, Germany, United Kingdom, France, Spain, Portugal, Poland, Korea, China and India.
The Company became an independent company when Ford Motor Company and affiliates (including Auto Alliance International, a joint venture between Ford and Mazda) (“Ford” or “Ford Motor Company”), established the Company as a wholly-owned subsidiary in January 2000 and subsequently transferred to the Company the assets and liabilities comprising Ford’s automotive components and systems business. Ford completed its spin-off of the Company on June 28, 2000. Prior to incorporation, the Company operated as Ford’s automotive components and systems business.
ACH Transactions
On May 24, 2005, the Company and Ford entered into a non-binding Memorandum of Understanding (“MOU”), setting forth a framework for the transfer of 23 North American facilities and related assets and liabilities (the “Business”) to a Ford-controlled entity. In September 2005, the Company and Ford entered into several definitive agreements and the Company completed the transfer of the Business to Automotive Components Holdings, LLC (“ACH”), an indirect, wholly owned subsidiary of the Company, pursuant to the terms of various agreements described below.
Following the signing of the MOU and at June 30, 2005, the Company classified the manufacturing facilities and associated assets, including inventory, machinery, equipment and tooling, to be sold as “held for sale.” The liabilities to be assumed or forgiven by Ford pursuant to the ACH Transactions, including employee liabilities and postemployment benefits payable to Ford, were classified as “Liabilities associated with assets held for sale” in the Company’s consolidated balance sheet following the signing of the MOU. Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires long-lived assets that are considered “held for sale” to be measured at the lower of their carrying value or fair value less cost to sell and future depreciation of such assets is ceased. During the second quarter of 2005, the Company’s Automotive Operations recorded a non-cash impairment charge of $920 million to write-down those assets considered “held for sale” to their aggregate estimated fair value less cost to sell. Fair values were determined primarily based on prices for similar groups of assets determined by third-party valuation firms and management estimates.
On October 1, 2005, Ford acquired from Visteon all of the issued and outstanding shares of common stock of the parent of ACH in exchange for Ford’s payment to the Company of approximately $300 million, as well as the forgiveness of certain other postretirement employee benefit (“OPEB”) liabilities and other obligations relating to hourly employees associated with the Business, and the assumption of certain other liabilities with respect to the Business (together, the “ACH Transactions”). The ACH Transactions also provided for the termination of the Hourly Employee Assignment Agreement and complete relief to the Company of all liabilities relating to Visteon-assigned Ford UAW hourly employees. Previously deferred amounts relating to the 2003 forgiveness of debt, accounted for pursuant to Statement of Financial Accounting Standards No. 15 (“SFAS 15”), “Accounting by Debtors and Creditors for Troubled Debt Restructurings”, were released to income concurrent with the ACH Transactions and have been included in the “Gain on ACH Transactions.”
On October 1, 2005, Ford acquired from the Company warrants to acquire 25 million shares of the Company’s common stock (the “Warrant and Stockholder Agreement”) and agreed to provide $550 million to be used in the Company’s further restructuring. The Warrant and Stockholder Agreement provides for certain registration rights with respect to the shares of common stock underlying the warrant and contains restrictions on the transfer of the warrant and the underlying shares of common stock. Pursuant to the Escrow Agreement, dated as of October 1, 2005 (the “Escrow Agreement”), among the Company, Ford and Deutsche Bank Trust Company Americas, as escrow agent, Ford paid $400 million into an escrow account for use by the Company to restructure its businesses. The Escrow Agreement provides that the Company will be reimbursed from the escrow account for the first $250 million of reimbursable restructuring costs as defined in the Escrow Agreement, and up to one half of the next $300 million of such costs. Pursuant to the Reimbursement Agreement, dated as of October 1, 2005 (the “Reimbursement Agreement”), between the Company and Ford, the Company will be reimbursed for up to $150 million of separation costs associated with those Company salaried employees who are leased to ACH, and whose services are no longer required by ACH or a subsequent buyer. The Reimbursement Agreement provides that Ford will reimburse the Company for the first $50 million and up to one half of the next $200 million of such costs.
Pursuant to the Master Services Agreement dated September 30, 2005 between the Company and ACH, the Company provides information technology and other transitional services to ACH. The services are provided at a rate approximating the Company’s cost until such time the services are no longer required by ACH but not later than December 31, 2008.
The following table summarizes the impact of the ACH Transactions:

	Assets, Liabilities	Gain on ACH
	and Other	Transactions For
	Consideration as	the Year Ended
	of October 1, 2005	December 31, 2005
	(Dollars in Millions)
Assets transferred to ACH
Inventories	$(299)
Property and equipment	(578)
Prepaid and other assets	(75)

		$(952)

Proceeds from divestiture of ACH
Cash	299
Forgiveness of indebtedness:
OPEB liabilities	2,164
Employee fringe benefits	260
Other liabilities	241

		2,964
Stock warrants issued to Ford	(127)
Other consideration	(53)

		(180)

Gain on ACH Transactions		$1,832

The Company continues to transact a significant amount of ongoing commercial activity with Ford. Product sales, services revenues, accounts receivable and postretirement employee benefits due to Ford comprise certain significant account balances arising from ongoing commercial relations with Ford and are summarized as follows:

	For the Year Ended December 31
	2006	2005	2004
	(Dollars in Millions)
Product sales	$4,891	$10,395	$13,015
Services revenues	$547	$164	$—

	December 31
	2006	2005	2004
	(Dollars in Millions)
Accounts receivable, net	$348	$591	$1,255
Postretirement employee benefits	$127	$156	$2,179
Additionally, as of December 31, 2006, the Company transferred approximately $200 million of Ford receivables under a European receivables securitization agreement.
NOTE 2. Basis of Presentation and Summary of Significant Accounting Policies
The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”), consistently applied.
Principles of Consolidation: The consolidated financial statements include the accounts of the Company and all subsidiaries that are more than 50% owned and over which the Company exercises control. Investments in affiliates of 50% or less but greater than 20% are accounted for using the equity method. The consolidated financial statements also include the accounts of certain entities in which the Company holds a controlling interest based on exposure to economic risks and potential rewards (variable interests) for which it is the primary beneficiary.
In connection with Financial Accounting Standards Board Interpretation No. 46 (revised) (“FIN 46(R)”), “Consolidation of Variable Interest Entities,” the Company consolidates certain variable interest entities, as follows:
•	From June 30, 2002, a variable interest entity owned by an affiliate of a bank is included in the Company’s consolidated financial statements. This entity was established in early 2002 to build a leased facility for the Company to centralize customer support functions, research and development and administrative operations. Construction of the facility was substantially completed in 2004.
•	GCM/Visteon Automotive Systems, LLC and MIG-Visteon Automotive Systems, LLC are joint ventures each 49% owned by the Company or its subsidiaries, that supply integrated cockpit modules and systems. Consolidation of these entities was based on an assessment of the amount of equity investment at risk, the subordinated financial support provided by the Company, and that substantially all of the joint ventures’ operations are performed on behalf of the Company.
The effect of consolidation of variable interest entities on the Company’s results of operations or financial position as of December 31, 2006 was not significant as substantially all of the joint ventures’ liabilities and costs are related to activity with the Company. As of December 31, 2006, these variable interest entities have total assets of $295 million and total liabilities of $342 million.
Reclassifications: Certain prior year amounts have been reclassified to conform to current year presentation.
Use of Estimates: The preparation of the financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect amounts reported herein. Management believes that such estimates, judgments and assumptions are reasonable and appropriate. However, due to the inherent uncertainty involved, actual results may differ from those provided in the Company’s consolidated financial statements.
Foreign Currency Translation: Assets and liabilities of the Company’s non-U.S. businesses generally are translated to U.S. Dollars at end-of-period exchange rates. The effects of this translation for the Company are reported in accumulated other comprehensive income. Remeasurement of assets and liabilities of the Company’s non-U.S. businesses that use the U.S. Dollar as their functional currency are included in income as transaction gains and losses. Income statement elements of the Company’s non-U.S. businesses are translated to U.S. Dollars at average-period exchange rates and are recognized as part of sales, costs and expenses. Also included in income are gains and losses arising from transactions denominated in a currency other than the functional currency of the business involved. In addition, transaction losses of $6 million in 2006, gains of $2 million in 2005 and losses of $4 million in 2004 resulting from the remeasurement of certain deferred foreign tax liabilities are included within income taxes. Net transaction gains and losses, as described above, decreased net loss by $3 million, $9 million and $11 million in 2006, 2005 and 2004, respectively.
Revenue Recognition: The Company records revenue when persuasive evidence of an arrangement exists, delivery occurs or services are rendered, the sales price or fee is fixed or determinable and collectibility is reasonably assured. The Company ships product and records revenue pursuant to commercial agreements with its customers generally in the form of an approved purchase order, including the effects of contractual customer price productivity. The Company does negotiate discrete price changes with its customers, which are generally the result of unique commercial issues between the Company and its customers and are generally the subject of specific negotiations between the Company and its customers. The Company records amounts associated with discrete price changes as a reduction to revenue when specific facts and circumstances indicate that a price reduction is probable and the amounts are reasonably estimable. The Company records amounts associated with discrete price changes as an increase to revenue upon execution of a legally enforceable contractual agreement and when collectibility is reasonably assured.
Revenue from services is recognized as services are rendered. Costs associated with providing such services are recorded as incurred.
Cash Equivalents: The Company considers all highly liquid investments purchased with a maturity of three months or less, including short-term time deposits and government agency and corporate obligations, to be cash equivalents.
Accounts Receivable and Allowance for Doubtful Accounts: Account receivables are stated at historical value, which approximates fair value. The Company does not generally require collateral from its customers. Accounts receivable are reduced by an allowance for amounts that may be uncollectible in the future. This estimated allowance is determined by considering factors such as length of time accounts are past due, historical experience of write-offs, and customer financial condition. If not reserved through specific examination procedures, the Company’s general policy for uncollectible accounts is to reserve based upon the aging categories of accounts receivable. Past due status is based upon the invoice date of the original amounts outstanding. Included in selling, general and administrative (“SG&A”) expenses are amounts for estimated uncollectible accounts receivable of $ 4 million, $45 million and $22 million for the years ended December 31, 2006, 2005 and 2004, respectively. The allowance for doubtful accounts was $61 million, $77 million and $44 million at December 31, 2006, 2005 and 2004, respectively.
Interests in Accounts Receivable Transferred: When the Company sells receivables under a certain asset transfer arrangement it retains servicing rights, one or more subordinated tranches, and a cash reserve balance. These retained amounts are recorded in the Company’s consolidated balance sheets as “Interests in accounts receivable transferred.” Such amounts are recorded at their carrying values, which approximate fair value due to the current nature of the related maturities.
Inventories: Inventories are stated at the lower of cost, determined on a first-in, first-out (“FIFO”) basis, or market. Inventories are reduced by an allowance for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage.
Product Tooling: Product tooling includes molds, dies and other tools used in production of a specific part or parts of the same basic design. Emerging Issue Task Force Issue No. 99-5 (“EITF 99-5”), “Accounting for Pre-Production Costs Related to Long-Term Supply Arrangements” generally requires that non-reimbursable design and development costs for products to be sold under long-term supply arrangements be expensed as incurred and costs incurred for molds, dies and other tools that will be owned by the Company or its customers and used in producing the products under long-term supply arrangements be capitalized and amortized over the shorter of the expected useful life of the assets or the term of the supply arrangement. Contractually reimbursable design and development costs that would otherwise be expensed under EITF 99-5 are recorded as an asset as incurred.
Product tooling owned by the Company is capitalized as property and equipment, and amortized to cost of sales over its estimated economic life, generally not exceeding six years. The net book value of product tooling owned by the Company was $164 million and $160 million as of December 31, 2006 and 2005, respectively. Unbilled receivables related to production tools in progress, which will not be owned by the Company and for which there is a contractual agreement for reimbursement from the customer, were approximately $74 million, $68 million and $135 million as of December 31, 2006, 2005 and 2004, respectively.
Restructuring: The Company defines restructuring expense to include costs directly associated with exit or disposal activities accounted for in accordance with Statement of Financial Accounting Standards No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities”; employee severance and special termination benefit costs incurred as a result of an exit or disposal activity or a fundamental realignment accounted for in accordance with Statement of Financial Accounting Standards No. 88 (“SFAS 88”), “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and Statement of Financial Accounting Standards No. 112 (“SFAS 112”), “Employers’ Accounting for Postemployment Benefits”; and pension and other postretirement employee benefit costs incurred as a result of an exit or disposal activity or a fundamental realignment accounted for in accordance with Statement of Financial Accounting Standard No. 87 (“SFAS 87”), “Employers’ Accounting for Pensions” and Statement of Accounting Standard No. 106 (“SFAS 106”), “Employers’ Accounting for Postretirement Benefits Other than Pensions”.
Long-Lived Assets and Certain Identifiable Intangibles: Long-lived assets, such as property and equipment and definite-lived intangible assets are stated at cost or fair value for impaired assets. Depreciation and amortization is computed principally by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes in certain jurisdictions.
Asset impairment charges are recorded for long-lived assets and intangible assets subject to amortization when events and circumstances indicate that such assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. If estimated future undiscounted cash flows are not sufficient to recover the carrying value of the assets, an impairment charge is recorded for the amount by which the carrying value of the assets exceeds its fair value. Fair value is determined using appraisals, management estimates or discounted cash flow calculations. Asset impairment charges of $22 million, $1,511 million and $314 million were recorded for the years ended December 31, 2006, 2005 and 2004, respectively.
Capitalized Software Costs: Certain costs incurred in the acquisition or development of software for internal use are capitalized in accordance with Statement of Position No. 98-1 “Accounting for the Costs of Computer Software

Developed or Obtained for Internal Use.” Capitalized software costs are amortized using the straight-line method over estimated useful lives generally ranging from 3 to 8 years. The net book value of capitalized software costs was approximately $83 million, $112 million and $114 million at December 31, 2006, 2005 and 2004, respectively. Related amortization expense was approximately $41 million, $39 million and $38 million for the years ended December 31, 2006, 2005 and 2004, respectively. Amortization expense of approximately $41 million is expected for 2007 and is expected to decrease to $36 million, $25 million and $25 million for 2008, 2009 and 2010, respectively.
Pensions and Other Postretirement Employee Benefits: Pensions and other postretirement employee benefit costs and related liabilities and assets are dependent upon assumptions used in calculating such amounts. These assumptions include discount rates, expected returns on plan assets, health care cost trends, compensation and other factors. In accordance with GAAP, actual results that differ from the assumptions used are accumulated and amortized over future periods, and accordingly, generally affect recognized expense and the recorded obligation in future periods.
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” Under this statement, companies must recognize a net asset or liability representing the funded status of their defined benefit pension and other postretirement benefit (“OPEB”) plans beginning with the balance sheet as of December 31, 2006. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. Under SFAS 158, unrecognized prior service costs or credits and net actuarial gains or losses as well as subsequent changes in the funded status are recognized as a component of accumulated comprehensive loss in shareholders’ equity. Additional minimum pension liabilities (“AML”) and related intangible assets are eliminated upon adoption of the new standard.
The Company adopted the recognition and disclosure provisions of SFAS 158 as of December 31, 2006. In addition, SFAS 158 requires companies to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end balance sheet. This provision is effective for fiscal years ending after December 15, 2008. The Company chose to early adopt this provision as of January 1, 2007, and as such, recognized a net curtailment loss of $6 million in the fourth quarter of 2006, rather than first quarter 2007.
The impact on the Company’s balance sheet as of December 31, 2006 of adopting the provisions of SFAS 158 is provided in the table below.

	Pre-SFAS 158	SFAS 87	SFAS 158	Post-SFAS 158
Balance Sheet Accounts	Adoption	Adjustment	Adoption	Adoption
Other current assets	$274	$—	$(13)	$261
Other non-current assets	222	(30)	(77)	115
Accrued employee liabilities	391	—	(54)	337
Employee benefits, including pensions	737	(55)	164	846
Postretirement benefits other than pensions	812	—	(65)	747
Accumulated other comprehensive loss	112	(25)	129	216
Product Warranty: The Company accrues for warranty obligations for products sold based on management estimates, with support from its sales, engineering, quality and legal functions, of the amount that eventually will be required to settle such obligations. This accrual is based on several factors, including contractual arrangements, past experience, current claims, production changes, industry developments and various other considerations.
Product Recall: The Company accrues for product recall claims related to potential financial participation in customers’ actions to provide remedies related primarily to safety concerns as a result of actual or threatened regulatory or court actions or the Company’s determination of the potential for such actions. The Company accrues for recall claims for products sold based on management estimates, with support from the Company’s engineering, quality and legal functions. Amounts accrued are based upon management’s best estimate of the amount that will ultimately be required to settle such claims.
Environmental Costs: Costs related to environmental assessments and remediation efforts at operating facilities, previously owned or operated facilities, and Superfund or other waste site locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments and are regularly evaluated. The liabilities are recorded in other current liabilities and other long-term liabilities in the Company’s consolidated balance sheets.
Debt Issuance Costs: The costs related to the issuance or modification of long-term debt are deferred and amortized into interest expense over the life of each debt issue. Deferred amounts associated with debt extinguished prior to maturity are expensed.
Other Costs: Advertising and sales promotion costs, repair and maintenance costs, research and development costs, and pre-production operating costs are expensed as incurred. Research and development expenses include salary and related employee benefits, contractor fees, information technology, occupancy, telecommunications and depreciation. Advertising costs were $4 million in 2006, $12 million in 2005 and $13 million in 2004. Research and development costs were $594 million in 2006, $804 million in 2005 and $896 million in 2004. Shipping and handling costs are recorded in the Company’s consolidated statements of operations as “Cost of sales”.
Income Taxes: The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance on deferred tax assets by tax jurisdiction when it is more likely than not that such assets will not be realized. Management judgment is required in determining the Company’s valuation allowance on deferred tax assets. Deferred taxes have been provided for the net effect of repatriating earnings from consolidated foreign subsidiaries.
Derivative Financial Instruments: The Company uses derivative financial instruments, including forward contracts, swaps and options, to manage exposures to changes in commodity prices, currency exchange rates and interest rates. All derivative financial instruments are classified as “held for purposes other than trading.” The Company’s policy specifically prohibits the use of derivatives for speculative purposes.
Stock-Based Compensation: In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004) (“SFAS 123(R)’’), “Share-Based Payments.’’ This statement requires that all share-based payments to employees be recognized in the financial statements based on their estimated fair value. SFAS 123(R) was adopted by the Company effective January 1, 2006 using the modified-prospective method. In accordance with the modified-prospective method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Under the modified-prospective method, compensation expense includes:
•	Share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standards No. 123, (“SFAS 123”) “Accounting for Stock-Based Compensation.”

•	Share-based payments granted subsequent to January 1, 2006, based on the fair value estimated in accordance with the provisions of SFAS 123(R).
The cumulative effect, net of tax, of adoption of SFAS 123(R) was $4 million or $0.03 per share as of January 1, 2006. The Company recorded $13 million, or $0.10 per share, of incremental compensation expense during the year ended December 31, 2006, respectively, under SFAS 123(R) when compared to the amount that would have been recorded under SFAS 123. Additional disclosures required by SFAS 123(R) regarding the Company’s stock-based compensation plans and related accounting are provided in Note 3 “Stock-Based Compensation.”
Prior to the adoption of SFAS 123(R) and effective January 1, 2003 the Company began expensing the fair value of stock-based awards granted to employees pursuant to SFAS 123. This standard was adopted on the prospective method basis for stock-based awards granted, modified or settled after December 31, 2002. For stock options and restricted stock awards granted prior to January 1, 2003, the Company measured compensation cost using the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” as permitted by SFAS 123.

If compensation cost for all stock-based awards had been determined based on the estimated fair value of stock options and the fair value at the date of grant for restricted stock awards, in accordance with the provisions of SFAS 123, the Company’s reported net loss and net loss per share would have resulted in the pro forma amounts provided below:

	2005	2004
	(Dollars in Millions,
	Except Per Share
	Amounts)
Net loss, as reported	$(270)	$(1,536)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	20	18
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(21)	(27)

Pro forma net loss	$(271)	$(1,545)

Net loss per share
As reported:
Basic and diluted	$(2.14)	$(12.26)
Pro forma:
Basic and diluted	$(2.15)	$(12.23)
Financial Statement Misstatements: In September 2006, the SEC released Staff Accounting Bulletin No. 108 “Quantifying Financial Statement Misstatements, (“SAB 108”). SAB 108 clarifies that the evaluation of financial statement misstatements must be made based on all relevant quantitative and qualitative factors; this is referred to as a “dual approach.” The Company adopted SAB 108 effective December, 31, 2006. The impact of adoption was not material to the Company’s consolidated financial statements.
Recent Accounting Pronouncements: In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.” This statement, which becomes effective January 1, 2008, defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements. The Company is currently evaluating the impact of this statement on its consolidated financial statements.
In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 (“SFAS 156’’), “Accounting for Servicing of Financial Assets.’’ This statement amends Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 is effective on January 1, 2007 and the Company is currently evaluating the impact of this statement on its consolidated financial statements.
In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments” which amends Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivatives Instruments and Hedging Activities” and Statement of Financial Accounting Standards No. 140 (“SFAS 140”), “Accounting for Transfers and Servicing of Financial Instruments and Extinguishment of Liabilities.” SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. This standard becomes effective for the Company as of January 1, 2007. The Company is currently assessing the impact of the adoption of this statement on its consolidated financial statements.
In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of this statement on its consolidated financial statements.

NOTE 3. Stock-Based Compensation
Effective January 1, 2006, the Company adopted the provisions of SFAS 123(R) using the modified prospective transition method, and accordingly, prior period amounts have not been restated to reflect and do not include the impact of SFAS 123(R). Prior to the adoption of SFAS 123(R) the Company accounted for stock-based compensation in accordance with SFAS 123. The Company recorded compensation expense including the cumulative effect of a change in accounting, for various stock-based compensation awards issued pursuant to the plans described below in the amounts of $58 million, $20 million and $18 million, for the years ended December 31, 2006, 2005 and 2004, respectively. No related income tax benefits were recorded during the years ended December 31, 2006, 2005 and 2004. During 2006, the Company received $6 million of cash from the exercise of share-based compensation instruments and paid $4 million to settle share-based compensation instruments.
Stock-Based Compensation Plans
The Visteon Corporation 2004 Incentive Plan (“2004 Incentive Plan”) that was approved by shareholders, is administered by the Organization and Compensation Committee of the Board of Directors and provides for the grant of incentive and nonqualified stock options, stock appreciation rights (“SARs”), performance stock rights, restricted stock awards (“RSAs”), restricted stock units (“RSUs”) and stock and various other rights based on common stock. The maximum number of shares of common stock that may be subject to awards under the 2004 Incentive Plan is approximately 22 million shares, including an additional 7 million shares approved on May 10, 2006. During the year ended December 31, 2006, the Company granted approximately 2 million RSUs, 4 million SARs, 25,000 RSAs and 41,000 stock options under the 2004 Incentive Plan. At December 31, 2006, there were approximately 8 million shares of common stock available for grant under the 2004 Incentive Plan.
The Visteon Corporation Employees Equity Incentive Plan (“EEIP”) that was approved by shareholders is administered by the Organization and Compensation Committee of the Board of Directors and provides for the grant of nonqualified stock options, SARs, performance stock rights and stock, and various other rights based on common stock. The maximum number of shares of common stock that may be subject to awards under the EEIP is approximately 7 million shares. As of December 31, 2006, there were approximately one million shares of common stock available for grant under the EEIP. The Company has not granted any shares under this plan during 2006.
The Visteon Corporation Non-Employee Director Stock Unit Plan provides for the automatic annual grant of RSUs to non-employee directors. RSUs awarded under the Non-Employee Director Stock Unit Plan vest immediately but are settled after the participant terminates service as a non-employee director of the Company.
Stock-Based Compensation Awards
The Company’s stock-based compensation awards take the form of stock options, SARs, RSAs and RSUs.
•	Stock options and SARs granted under the aforementioned plans have an exercise price equal to the average of the highest and lowest prices at which the Company’s common stock was traded on the New York Stock Exchange on the date of grant, and become exercisable on a ratable basis over a three year vesting period. Stock options and SARs granted under the 2004 Incentive Plan after December 31, 2003 expire five to seven years following the grant date. Stock options granted under the EEIP, and those granted prior to January 1, 2004 under the 2004 Incentive Plan, expire 10 years after the grant date. Stock options are settled in shares of the Company’s common stock upon exercise. Accordingly, such amount is recorded in the Company’s consolidated balance sheets under the caption “Additional paid-in capital.” SARs are settled in cash and accordingly result in the recognition of a liability representing the vested portion of the obligation. As of December 31, 2006 and 2005, approximately $31 million and less than $1 million, respectively, of such liability is recorded in the Company’s consolidated balance sheets under the caption “Accrued employee liabilities.”

•	RSAs and RSUs granted under the aforementioned plans vest after a designated period of time (“time-based”), which is generally one to five years, or upon the achievement of certain performance goals (“performance-based”) following the completion of a performance period, which is generally two or three years. RSAs are settled in shares of the Company’s common stock upon the lapse of restrictions on the underlying shares. Accordingly, such amount is recorded in the Company’s consolidated balance sheets under the caption “Additional paid-in capital.” RSUs awarded under the 2004 Incentive Plan are settled in cash and result in the recognition of a liability representing the vested portion of the obligation. As of December 31, 2006 and 2005, approximately $17 million and $1 million, respectively, of the current portion of such liability are recorded in the Company’s consolidated balance sheets under the caption “Accrued employee liabilities.” As of December

31, 2006 and 2005, approximately $15 million and $13 million, respectively, of the long-term portion of such liability are recorded under the caption “Other non-current liabilities.”
Fair Value Estimation Methodology and Assumptions
Prior to the adoption of SFAS 123(R) the Company used the Black-Scholes option pricing model to determine the fair value of stock options. All other awards, which included RSUs and SARs, were based on the intrinsic value of the underlying stock.
Subsequent to the adoption of SFAS 123(R) the fair value of RSAs and RSUs are based on the market price of the Company’s stock and fair value of all of stock options and SARs is determined using the Black-Scholes option pricing model, which requires management to make various assumptions including the risk-free interest rate, expected term, expected volatility, and dividend yield. The fair value of RSAs and RSUs are based on the market price of the Company’s stock. Expected volatilities are based on the historical volatility of the Company’s stock. The expected term represents the period of time that stock-based compensation awards granted are expected to be outstanding and is estimated based on considerations including the vesting period, contractual term and anticipated employee exercise patterns. The risk-free rate for periods during the contractual life of stock-based compensation rewards is based on the U.S. Treasury yield curve in effect at the time of grant. Dividend yield assumptions are based on historical patterns and future expectations.
Weighted average assumptions used to estimate the fair value of stock-based compensation awards are as follows:

		Stock Options Granted
	SARS	Year Ended December 31
	December 31 2006	2006	2005
Expected term (in years)	2.75	4	4
Risk-free interest rate	4.72%	5.1%	4.0%
Expected volatility	59.0%	57.0%	44.3%
Expected dividend yield	0.0%	0.0%	0.0%
Stock Appreciation Rights and Stock Options
The following is a summary of the range of exercise prices for stock options and SARs that are currently outstanding and that are currently exercisable at December 31, 2006:

	Stock Options			Stock Options
	and SARs Outstanding			and SARs Exercisable
		Weighted	Weighted		Weighted
	Number	Average	Average	Number	Average
	Outstanding	Remaining Life	Exercise Price	Exercisable	Exercise Price
	(In Thousands)	(In Years)		(In Thousands)
$3.00 - $7.00	13,027	4.3	$5.87	4,907	$6.51
$7.01 - $12.00	3,028	2.5	$9.93	2,006	$9.93
$12.01 - $17.00	4,095	4.5	$13.43	4,095	$13.43
$17.01 - $22.00	2,085	4.3	$17.46	2,085	$17.46

	22,235	4.1		13,093

The intrinsic value of stock options and SARs outstanding and exercisable was approximately $34 million and $10 million, respectively, at December 31, 2006. The weighted average fair value of SARs granted was $5.25 and $4.16 at December 31, 2006 and 2005, respectively. The weighted average fair value of stock options granted was $2.79, $2.48 and $3.32 at December 31, 2006, 2005 and 2004, respectively.

As of December 31, 2006, there was approximately $3 million and $9 million of total unrecognized compensation cost related to non-vested stock options and SARs, respectively, granted under the Company’s stock-based compensation plans. That cost is expected to be recognized over a weighted average period of approximately one year. A summary of activity, including award grants, exercises and forfeitures is provided below for stock options and SARs.

		Weighted		Weighted
		Average		Average
	Stock Options	Exercise Price	SARs	Exercise Price
	(In Thousands)		(In Thousands)
Outstanding at December 31, 2003	13,642	$11.22	—	$—
Granted	1,385	$10.05	2,155	$9.90
Exercised	(383)	$6.64	—	$—
Forfeited or expired	(476)	$10.67	(44)	$9.90

Outstanding at December 31, 2004	14,168	$11.24	2,111	$9.90
Granted	2,567	$6.32	4,408	$6.35
Exercised	(442)	$6.63	(2)	$9.90
Forfeited or expired	(1,279)	$9.54	(414)	$8.47

Outstanding at December 31, 2005	15,014	$10.68	6,103	$7.43
Granted	41	$5.79	4,719	$4.78
Exercised	(873)	$6.62	(434)	$6.25
Forfeited or expired	(1,217)	$12.41	(1,118)	$6.46

Outstanding at December 31, 2006	12,965	$10.77	9,270	$6.30
Less: Outstanding but not exercisable at December 31, 2006	(1,764)		(7,378)

Exercisable at December 31, 2006	11,201	$11.35	1,892	$8.40

The Company received approximately $6 million from the exercise of stock options during the period ended December 31, 2006.
Restricted Stock Units and Restricted Stock Awards
The weighted average grant date fair value of RSUs granted was $4.90 and $6.94 for the periods ended December 31, 2006 and 2005, respectively. The weighted average grant date fair value of RSAs was $5.85, $3.47 and $11.13 for the periods ended December 31, 2006, 2005 and 2004 respectively. The total fair value of RSAs vested during the periods ended December 31, 2006, 2005 and 2004 was approximately $10 million, $6 million and $3 million, respectively. As of December 31, 2006, there was approximately $1 million and $19 million of total unrecognized compensation cost related to non-vested RSAs and RSUs, respectively, granted under the Company’s stock-based compensation plans. That cost is expected to be recognized over a weighted average period of approximately two years. A summary of activity, including award grants, vesting and forfeitures is provided below for RSAs and RSUs.

			Weighted Average
	RSAs	RSUs	Grant Date Fair Value
	(In Thousands)
Non-vested at December 31, 2003	5,021	—	$11.20
Granted	199	2,429	$10.16
Vested	(251)	—	$16.48
Forfeited	(789)	(69)	$14.29

Non-vested at December 31, 2004	4,180	2,360	$10.17
Granted	6	3,779	$6.96
Vested	(949)	(8)	$15.47
Forfeited	(1,020)	(532)	$10.57

Non-vested at December 31, 2005	2,217	5,599	$7.89
Granted	25	2,192	$4.90
Vested	(2,098)	(324)	$7.36
Forfeited	(19)	(804)	$6.70

Non-vested at December 31, 2006	125	6,663	$7.23

NOTE 4. Restructuring Activities
The Company has undertaken various restructuring activities to achieve strategic objectives, including the reduction of operating costs. Restructuring activities include, but are not limited to, plant closures, production relocation, administrative realignment and consolidation of available capacity and resources. Management expects to finance restructuring programs through cash reimbursement from an escrow account established pursuant to the ACH Transactions, from cash generated from its ongoing operations, or through cash available under its existing debt agreements, subject to the terms of applicable covenants. Management does not expect that the execution of these programs will have a significant adverse impact on its liquidity position.
Escrow Agreement
Pursuant to the Escrow Agreement, dated as of October 1, 2005, among the Company, Ford and Deutsche Bank Trust Company Americas, Ford paid $400 million into an escrow account for use by the Company to restructure its businesses. The Escrow Agreement provides that the Company will be reimbursed from the escrow account for the first $250 million of reimbursable restructuring costs, as defined in the Escrow Agreement, and up to one half of the next $300 million of such costs. Cash in the escrow account is invested, at the direction of the Company, in high quality, short-term investments and related investment earnings are credited to the account as earned. Under the terms of the Escrow Agreement, investment earnings are not available for disbursement until the initial funding is utilized. The following table provides a reconciliation of amounts available in the escrow account.

	Year Ended	Inception through
	December 31, 2006	December 31, 2006
	(Dollars in Millions)
Beginning escrow account available	$380	$400
Add: Investment earnings	17	21
Deduct: Disbursements for restructuring costs	(78)	(102)

Ending escrow account available	$319	$319

Approximately $55 million and $27 million of amounts receivable from the escrow account were classified in “Other current assets” in the Company’s consolidated balance sheets as of December 31, 2006 and 2005, respectively.
Restructuring Reserves
The following is a summary of the Company’s consolidated restructuring reserves and related activity for the years ended December 31, 2006, 2005 and 2004, respectively. Substantially all of the Company’s restructuring expenses are related to severance and termination benefit costs.

	Interiors	Climate	Electronics	Other	Total
			(Dollars in Millions)
December 31, 2003	$—	$1	$—	$188	$189
Expenses	11	—	—	89	100
Adjustments	—	—	—	(18)	(18)
Utilization	(8)	—	—	(142)	(150)
Foreign currency translation	—	—	—	1	1

December 31, 2004	3	1	—	118	122
Expenses	—	—	5	23	28
Adjustments	—	—	—	(2)	(2)
Liability transferred to ACH	—	—	—	(61)	(61)
Utilization	(3)	(1)	(1)	(68)	(73)
Foreign currency translation	—	—	—	—	—

December 31, 2005	—	—	4	10	14
Expenses	24	31	16	24	95
Adjustments	—	—	—	—	—
Utilization	(6)	(10)	(18)	(22)	(56)
Foreign currency translation	—	—	—	—	—

December 31, 2006	$18	$21	$2	$12	$53

Restructuring reserve balances of $53 million and $14 million at December 31, 2006 and 2005, respectively, are classified as “Other current liabilities” on the consolidated balance sheets. The Company currently anticipates that the activities associated with the restructuring reserve balance as of December 31, 2006 will be substantially completed by the end of 2007.
Utilization includes $49 million, $66 million and $129 million of payments for severance and other employee termination benefits for the years ended December 31, 2006, 2005 and 2004, respectively. Utilization also includes $7 million, $7 million and $21 million in 2006, 2005 and 2004, respectively, of special termination benefits reclassified to pension and other postretirement employee benefit liabilities, where such payments are made from the Company’s benefit plans.
Estimates of restructuring charges are based on information available at the time such charges are recorded. In general, management anticipates that restructuring activities will be completed within a timeframe such that significant changes to the plan are not likely. Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. The Company adjusted approximately $2 million and $18 million of previously recorded reserves in 2005 and 2004, respectively, to reflect amounts expected to be paid in the future related to such programs.
2006 Restructuring Actions
On January 11, 2006, the Company announced a multi-year improvement plan that involves certain underperforming and non-strategic plants and businesses and is designed to improve operating performance and achieve cost reductions. The Company currently estimates that the total cash cost associated with this multi-year improvement plan will be approximately $430 million. The Company continues to achieve targeted cost reductions associated with the multi-year improvement plan at a lower cost than expected due to higher levels of employee attrition and lower per employee severance cost resulting from changes to certain employee benefit plans. The Company anticipates that approximately $340 million of cash costs incurred under the multi-year improvement plan will be reimbursed from the escrow account pursuant to the terms of the Escrow Agreement. While the Company anticipates full utilization of funds available under the Escrow Agreement, any amounts remaining in the escrow account after December 31, 2012 will be disbursed to the Company pursuant to the terms of the Escrow Agreement. It is possible that actual cash restructuring costs could vary significantly from the Company’s current estimates resulting in unexpected costs in future periods. Generally, charges are recorded as elements of the plan are finalized and the timing of activities and the amount of related costs are not likely to change.
During 2006 the Company incurred restructuring expenses of approximately $95 million under the multi-year improvement plan, including the following significant actions:
•	Approximately $20 million in employee severance and termination benefit costs related to the 2007 closure of a North American Climate manufacturing facility. These costs are associated with approximately 170 salaried and 750 hourly employees.

•	Approximately $19 million in employee severance and termination benefit costs related to an announced plan to reduce the Company’s salaried workforce in higher cost countries. These costs are associated with approximately 800 salaried positions.

•	Approximately $9 million in employee severance and termination benefit costs related to certain hourly employee headcount reductions attributable to approximately 600 employees at Climate facilities in North America and 70 employees at certain European manufacturing facilities.

•	Approximately $7 million related to the announced closure of a European Interiors manufacturing facility. Costs include employee severance and termination benefits for approximately 150 hourly and salaried employees and certain non-employee related costs associated with closing the facility.

•	Approximately $7 million of employee severance and termination benefit costs related to a workforce reduction effort at a European Interiors manufacturing facility. These costs relate to approximately 110 hourly employees.

•	Approximately $6 million related to workforce reduction activities in Electronics manufacturing facilities in Mexico and Portugal. These costs include employee severance and termination benefits for approximately 500 hourly and 50 salaried employees.

•	Approximately $6 million related to a restructuring initiative at a North American Electronics manufacturing facility. These costs include severance and termination benefit costs for approximately 1,000 employees.

•	Approximately $5 million related to the announced closure of a North American Interiors manufacturing facility, including employee severance and termination benefit costs for 265 hourly employees, 26 salaried employees, and a lease termination penalty.

•	Approximately $3 million related to the closure of a North American Climate manufacturing facility, including severance and termination benefit costs for approximately 350 hourly and salaried employees.

The Company has incurred $113 million in cumulative restructuring costs related to the multi-year improvement plan including $37 million, $31 million, $24 million and $21 million for the Other, Climate, Interiors and Electronics product groups respectively. Substantially all restructuring expenses recorded to date relate to employee severance and termination benefit costs and are classified as “Restructuring expenses” on the consolidated statements of operations. As of December 31, 2006, the restructuring reserve balance of $53 million is entirely attributable to the multi-year improvement plan. The Company anticipates that the multi-year improvement plan will generate up to approximately $400 million of per annum savings when completed.
2005 Restructuring Actions
During 2005, significant restructuring activities included the following actions:
•	$14 million of employee severance and termination benefit costs associated with programs offered at various Mexican and European facilities affecting approximately 700 salaried and hourly positions. Remaining reserves of approximately $8 million related to these programs were recorded in “Other current liabilities” as of December 31, 2005.

•	$7 million related to the continuation of a voluntary termination incentive program offered during the fourth quarter of 2004 to eligible U.S. salaried employees. Terms of the program required the effective termination date to be no later than March 31, 2005, unless otherwise mutually agreed. Through March 31, 2005, 409 employees voluntarily elected to participate in this program, including 35 employees during the first quarter of 2005. As of December 31, 2005, substantially all of the employees had terminated their employment.

•	$6 million for employee severance and termination benefit costs associated with the closure of certain North American facilities located in the U.S., Mexico and Puerto Rico related to approximately 100 salaried employees and 400 hourly employees. Remaining reserves of approximately $6 million related to this program were recorded in “Other current liabilities” as of December 31, 2005.

•	Previously recorded restructuring reserves of $61 million were transferred to ACH as the Company was relieved, pursuant to the ACH Transactions, from fulfilling the remaining obligations to Ford for the transfer of seat production from the Company’s Chesterfield, Michigan operation to another supplier.
2004 Restructuring Actions
During 2004, significant restructuring activities included the following actions:
•	Employee severance and termination benefit costs of $51 million related to a voluntary termination incentive program offered to eligible U.S. salaried employees. Terms of the program required the effective termination date to be no later than March 31, 2005, unless otherwise mutually agreed. As of December 31, 2004, 374 employees voluntarily elected to participate in this program. Reserves related to this activity of approximately $34 million were outstanding as of December 31, 2004.

•	European plan for growth charges are comprised of $13 million of severance and employee-related costs for the separation of approximately 50 hourly employees located at the Company’s plants in Europe through the continuation of a voluntary retirement and separation program. Reserves related to this activity of approximately $6 million were outstanding as of December 31, 2004.

•	The Company offered an early retirement incentive to eligible Visteon-assigned Ford-UAW employees to voluntarily retire or to return to a Ford facility. Approximately 500 employees elected to retire early at a cost of $18 million and approximately 210 employees have agreed to return to a Ford facility at a cost of $7 million. As of December 31, 2004, substantially all of the employees had terminated their employment.

•	$11 million of severance related to the involuntary separation of approximately 200 employees as a result of the closure of the Company’s La Verpilliere, France, manufacturing facility. This program was substantially completed as of December 31, 2004.

•	Adjustment of previously recorded liabilities totaling $15 million related to the Chesterfield, MI agreement reached with Ford during 2003. A determination of the net costs that the Company was responsible to reimburse Ford under this agreement was completed pursuant to a final actuarial valuation received in the fourth quarter of 2004. The final actuarially determined obligation resulted in a $15 million reduction in previously established accruals.
Additional restructuring reserves of approximately $70 million were outstanding as of December 31, 2004 related to employee severance and termination benefit costs pursuant to an agreement with Ford to transfer seat production located in Chesterfield, Michigan to another supplier.

NOTE 5. Asset Impairments
Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) requires that long-lived assets and intangible assets subject to amortization are reviewed for impairment when certain indicators of impairment are present. Impairment exists if estimated future undiscounted cash flows associated with long-lived assets are not sufficient to recover the carrying value of such assets. Generally, when impairment exists the long-lived assets are adjusted to their respective fair values.
In assessing long-lived assets for an impairment loss, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Asset grouping requires a significant amount of judgment. Accordingly, facts and circumstances will influence how asset groups are determined for impairment testing. In assessing long-lived assets for impairment, management considered the Company’s product line portfolio, customers and related commercial agreements, labor agreements and other factors in grouping assets and liabilities at the lowest level for which identifiable cash flows are largely independent. The Company considers projected future undiscounted cash flows, trends and other factors in its assessment of whether impairment conditions exist. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such factors as future automotive production volumes, customer pricing, economics and productivity and cost saving initiatives, could significantly affect its estimates. In determining fair value of long-lived assets, management uses appraisals, management estimates or discounted cash flow calculations.
The Company recorded asset impairment charges of $22 million, $1,511 million and $314 million for the years ended December 31, 2006, 2005 and 2004, respectively, to adjust certain long-lived assets to their estimated fair values.
2006 Impairment Charges
During the second quarter of 2006 the Company announced the closure of a European Interiors facility. In connection with this action, the Company recorded an asset impairment of $10 million to reduce the net book value of certain long-lived assets to their estimated fair value. Also during the second quarter of 2006 and in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,” the Company determined that an “other than temporary” decline in the fair market value of its investment in Vitro Flex, S.A. de C.V. (“Vitro Flex”) had occurred. Consequently, the Company reduced the carrying value of its investment in Vitro Flex by approximately $12 million to its estimated fair market value at June 30, 2006.
2005 Impairment Charges
During 2005 the Company recorded impairment charges of $1,511 million to reduce the net book value of certain long-lived assets to their estimated fair value. Approximately $591 of this amount was recorded pursuant to impairment indicators including lower than anticipated current and near term future vehicle production volumes and the related impact on the Company’s current and projected operating results and cash flows. Additionally, the Company recorded an impairment charge of $920 million to write-down certain assets considered “held for sale” pursuant to the ACH Transactions to their aggregate estimated fair value less cost to sell.
2004 Impairment Charges
During 2004, the Company recorded an impairment charge of $314 million to reduce the net book value of certain long-lived assets to their estimated fair value. This impairment was recorded pursuant to impairment indicators including the impact of lower than anticipated current and near term future Ford North American vehicle production volumes and the related impact on the Company’s projected operating results and cash flows.

NOTE 6. Acquisitions and Divestitures
On September 29, 2006, the Company and its joint venture partners Vitro Plan, S.A. de C.V. and Vidrio Plano de Mexico, S.A. de C.V. (collectively “Vitro”) entered into a Master Termination and Withdrawal Agreement whereby the Company agreed to withdraw from the Vitro Flex joint venture. The Company received proceeds of $9 million for its withdrawal, which approximated the carrying value of the Company’s investment. Proceeds included a four year non-interest bearing note receivable from Vitro payable in equal annual installments of $1.85 million through 2010. This non-interest bearing note receivable has been recorded at its discounted value of approximately $7 million.
On April 27, 2006, the Company’s wholly-owned, consolidated subsidiary Carplastic, S.A. de C.V. acquired all of the real property, inventories, furniture, fixtures, tools, and related equipment of Guide Lighting Technologies of Mexico S. de R.L. de C.V., a lighting manufacturing facility located in Monterrey, Mexico. In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” the Company allocated the purchase price to the assets and liabilities acquired. The sum of the amounts assigned to the assets and liabilities acquired exceeded the cost of the acquired entity and that excess was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired non-financial assets (i.e. property and equipment). An excess of $8 million remained after reducing to zero the amounts that otherwise would have been assigned to the non-financial assets, and was recorded as an extraordinary gain in the accompanying consolidated financial statements.
NOTE 7. Accounts Receivable Transfers
European Securitization
Effective August 14, 2006, the Company entered into a European accounts receivable securitization facility (“European Securitization”) that extends until August 2011 and provides up to $325 million in funding from the sale of certain customer trade account receivables originating from Company subsidiaries located in Germany, Portugal, Spain, France and the U.K. (“Sellers”). Under the European Securitization, receivables originated by the Sellers and certain of their subsidiaries are transferred to Visteon Financial Centre P.L.C. (the “Transferor”). The Transferor is a bankruptcy-remote qualifying special purpose entity. Receivables transferred from the Sellers are funded through cash obtained from the issuance of variable loan notes to third-party lenders and through subordinated loans obtained from a wholly-owned subsidiary of the Company, representing the Company’s retained interests in the receivables transferred.
Transfers under the European Securitization, for which the Company receives consideration other than a beneficial interest, are accounted for as “true sales” under the provisions of Statement of Financial Accounting Standards No. 140 (“SFAS 140”), “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and are removed from the balance sheet. The Company recorded true sales of approximately $78 million at a loss of approximately $2 million. Transfers under the European Securitization, for which the Company retains a beneficial interest are not removed from the balance sheet and total $482 million as of December 31, 2006. The carrying value of the Company’s retained interest in the receivables transferred approximates fair value due to the current nature of the maturities. Additionally, the Company’s retained interest in the receivables transferred is subordinated to the interests of the third-party lenders.
Availability of funding under the European Securitization depends primarily upon the amount of trade accounts receivable, reduced by outstanding borrowings under the facility and other characteristics of those receivables that affect their eligibility (such as bankruptcy or the grade of the obligor, delinquency and excessive concentration). As of December 31, 2006, approximately $207 million of the Company’s transferred receivables were considered eligible for borrowing under this facility, of which $76 million was outstanding and $131 million was available for funding.

The table below provides a reconciliation of changes in interests in account receivables transferred for the period.

December 31, 2006
(Dollars in Millions)
Beginning balance	$—
Receivables transferred	1,389
Proceeds from new securitizations	(76)
Proceeds from collections reinvested in securitization	(101)
Cash flows received on interests retained	(730)
Ending balance	$482

The Sellers act as servicing agents and continue to service the transferred receivables for which they receive a monthly servicing fee based on the aggregate amount of the outstanding purchased receivables. The Company is required to pay a monthly fee to the lenders based on the unused portion of the European Securitization.
United States Securitization
In December 2005, the Company terminated its revolving accounts receivable securitization facility in the United States (“facility agreement”). Formerly, under this facility agreement, the Company could sell a portion of its U.S. account receivables from customers other than Ford to Visteon Receivables, LLC (“VRL”), a wholly-owned consolidated special purpose entity. VRL may then have sold, on a non-recourse basis (subject to certain limited exceptions), an undivided interest in the receivables to an asset-backed, multi-seller commercial paper conduit, which is unrelated to the Company or VRL. The conduit typically financed the purchases through the issuance of commercial paper, with back-up purchase commitments from the conduit’s financial institution. The sale of the undivided interest in the receivables from VRL to the conduit was accounted for as a sale under the provisions of SFAS 140. When VRL sold an undivided interest to the conduit, VRL retained the remaining undivided interest. The carrying value of the remaining undivided interests approximated the fair market value of these receivables. The value of the undivided interest sold to the conduit was excluded from the Company’s consolidated balance sheets and reduced the accounts receivable balances. The Company performed the collection and administrative functions related to the accounts receivable.
At the time VRL sold the undivided interest to the conduit, the sale was recorded at fair market value with the difference between the carrying amount and fair value of the assets sold included in operating income as a loss on sale. This difference between carrying value and fair value was principally the estimated discount inherent in the facility agreement, which reflected the borrowing costs as well as fees and expenses of the conduit, and the length of time the receivables were expected to be outstanding. Gross proceeds from new securitizations were $237 million and $235 million during the years ended December 31, 2005 and December 31, 2004, respectively. Collections and repayments to the conduit were $292 million and $180 million during the years ended December 31, 2005 and December 31, 2004, respectively. This resulted in net payments and net proceeds of $55 million for each of the years ended December 31, 2005 and December 31, 2004. Losses on the sale of these receivables was approximately $1 million for each of the years ended December 31, 2005 and 2004 and are included under the caption “Selling, general and administrative expenses” in the Company’s consolidated statements of operations.
Other
During 2006 and 2005, the Company sold account receivables without recourse under a European sale of receivables agreement. As of December 31, 2006 and 2005, the Company had sold approximately 62 million Euro ($81 million) and 99 million Euro ($117 million), respectively. This European sale of receivables agreement was terminated in December 2006. Losses on these receivable sales were approximately $3 million and $2 million for the years ended December 31, 2006 and 2005, respectively.
As of December 31, 2005, the Company had sold 830 million Japanese Yen ($7 million) of account receivables, without recourse, under a Japanese sale of receivables agreement initiated in the first quarter of 2005. This Japanese sale of receivables agreement was terminated in January 2006.

NOTE 8. Inventories
Inventories consisted of the following:

	December 31
	2006	2005
	(Dollars in Millions)
Raw materials	$154	$158
Work-in-process	266	242
Finished products	157	182

	577	582
Valuation reserves	(57)	(45)

	$520	$537

During 2004, the Company changed its inventory costing method for U.S. inventories from the last-in, first-out (“LIFO”) method to the first-in first-out (“FIFO”) method. As a result, all of the Company’s inventories are stated at the lower of cost, determined on a FIFO basis, or market. This change decreased the 2003 net loss by $36 million ($0.29 per share), which includes a $34 million reduction to the fourth quarter of 2003 non-cash charge which established a valuation allowance against the Company’s net deferred tax assets in the U.S.; and increased 2002 net loss by $6 million ($0.04 per share).
NOTE 9. Other Assets
Other current assets are summarized as follows:

	December 31
	2006	2005
	(Dollars in Millions)
Recoverable taxes	$95	$96
Escrow receivable	55	27
Current deferred tax assets	47	14
Customer deposits	23	25
Prepaid assets	22	26
Other	19	44

	$261	$232

Other non-current assets are summarized as follows:

	December 31
	2006	2005
	(Dollars in Millions)
Non-current deferred tax assets	$45	$60
Unamortized debt costs and other intangible assets	35	18
Notes receivable	13	6
Intangible pension asset	—	85
Other	22	23

	$115	$192

NOTE 10. Non-Consolidated Affiliates
The Company had $224 million and $226 million of equity in the net assets of non-consolidated affiliates at December 31, 2006 and 2005, respectively. The Company recorded equity in net income of non-consolidated affiliates of $33 million, $25 million and $45 million at December 31, 2006, 2005 and 2004, respectively. The following table presents summarized financial data for such non-consolidated affiliates. The amounts included in the table below represent 100% of the results of operations of the Company’s non-consolidated affiliates accounted for under the equity method. Yanfeng Visteon Automotive Trim Systems Co., Ltd (“Yanfeng”), of which the Company owns a 50% interest is considered a significant non-consolidated affiliate and is shown separately below.

Summarized balance sheet data as of December 31 is as follows:

	Yanfeng		All Others
	2006	2005	2006	2005
	(Dollars in Millions)
Current assets	$270	237	$185	$190
Other assets	277	263	141	178

Total assets	547	500	326	368

Current liabilities	254	237	172	145
Other liabilities	54	54	18	41
Shareholders’ equity	239	209	136	182

Total liabilities and shareholders’ equity	$547	$500	$326	$368

Summarized statement of operations data for the years ended December 31 is as follows:

	Net Sales			Gross Margin			Net Income
	2006	2005	2004	2006	2005	2004	2006	2005	2004
	(Dollars in Millions)
Yanfeng	$700	$497	$432	$121	$89	$100	$51	$30	$54
All other	611	579	585	84	83	94	13	21	36

	$1,311	$1,076	$1,017	$205	$172	$194	$64	$51	$90

The Company’s share of net assets and net income is reported in the consolidated financial statements as “Equity in net assets of non-consolidated affiliates” on the consolidated balance sheets and “Equity in net income of non-consolidated affiliates” on the consolidated statements of operations. Included in the Company’s accumulated deficit is undistributed income of non-consolidated affiliates accounted for under the equity method of approximately $117 million and $130 million at December 31, 2006 and 2005, respectively.
The Company’s ability to move cash among consolidated and non-consolidated operating locations is subject to the operating needs of each location as well as restrictions imposed by local jurisdictions. Restricted net assets related to the Company’s consolidated subsidiaries were approximately $70 million and $50 million, respectively as of December 31, 2006 and 2005. Restricted net assets related to the Company’s non-consolidated affiliates were approximately $224 million and $226 million, respectively as of December 31, 2006 and 2005. Restricted net assets of consolidated subsidiaries are attributable to the Company’s operations in China, where certain regulatory requirements and governmental restraints result in significant restrictions on the Company’s consolidated subsidiaries ability to transfer funds to the Company.
NOTE 11. Property and Equipment
Net property and equipment consisted of the following:

	December 31
	2006	2005
	(Dollars in Millions)
Land	$112	$113
Buildings and improvements	1,221	1,148
Machinery, equipment and other	4,065	3,492
Construction in progress	125	200

Total property and equipment	5,523	4,953
Accumulated depreciation	(2,653)	(2,140)

	2,870	2,813
Product tooling, net of amortization	164	160

Net property and equipment	$3,034	$2,973

Property and equipment is depreciated principally using the straight-line method of depreciation over the estimated useful life of the asset. On average, buildings and improvements are depreciated based on a 30-year life; machinery and equipment are generally depreciated based on a 14-year life. Product tooling is amortized using the straight-line method over periods of time representing the estimated life of those tools, with the majority of tools amortized over five years.
Depreciation and amortization expenses, which do not include asset impairment charges, are summarized as follows:

	Year Ended December 31
	2006	2005	2004
	(Dollars in Millions)
Depreciation	$377	$508	$580
Amortization	53	87	105

	$430	$595	$685

NOTE 12. Other Liabilities
Other current liabilities consisted of the following:

	December 31
	2006	2005
	(Dollars in Millions)
Interest	$53	$46
Restructuring reserves	53	14
Product warranty and recall	53	74
Income taxes payable	23	23
Value added taxes payable	17	12
Deferred income taxes	8	6
Legal and environmental	7	9
Other accrued liabilities	92	129

	$306	$313

Other non-current liabilities consisted of the following:

	December 31
	2006	2005
	(Dollars in Millions)
Non income tax liabilities	$106	$131
Incentive compensation	75	37
Product warranty and recall	52	74
Deferred income	50	50
Other	113	90

	$396	$382

In connection with the ACH Transactions, the Company sold to and leased-back from Ford certain land and buildings. The lease has a 6-year term with rental payments that are significantly below market rates, which represents continuing involvement under Statement of Financial Accounting Standards No. 98, “Accounting for Leases”. Accordingly, the resulting gain on the sale of the land and buildings of $42 million has been deferred and will be recognized upon termination of continuing involvement.

NOTE 13. Debt
The Company had $100 million and $2,128 million of outstanding short-term debt and long-term debt, respectively, at December 31, 2006. Short-term debt and long-term debt at December 31, including the fair market value of related interest rate swaps, was as follows:

		Weighted
		Average
		Interest Rate		Carrying Value
	Maturity	2006	2005	2006	2005
	(Dollars in Millions)
Short-term debt
Revolving credit		—	8.5%	$—	$347
Current portion of long-term debt		6.3%	4.3%	39	31
Other - short-term		6.3%	5.8%	61	107

Total short-term debt				100	485

Long-term debt
Five-year term loan retired June 13, 2006		—	6.3%	—	241
8.25% notes due August 1, 2010	2010	8.4%	8.1%	550	701
Seven-year term loan due June 13, 2013	2013	8.5%	—	1,000	—
7.00% notes due March 10, 2014	2014	7.4%	6.5%	439	442
Other	2008-2025	5.4%	4.9%	139	125

Total long-term debt				2,128	1,509

Total debt				$2,228	$1,994

2006 Debt Transactions
On January 9, 2006 the Company closed on an 18-month secured term loan (the “18-Month Term Loan”) in the amount of $350 million to replace the Company’s $300 million secured short-term revolving credit agreement that expired on December 15, 2005. The 18-Month Term Loan was made a part of the Company’s existing Five-Year Revolving Credit Facility agreement, which was to expire in June 2007.
On June 13, 2006 the Company entered into a credit agreement with a syndicate of third-party lenders to provide for an $800 million seven-year secured term loan. The proceeds from that loan were used to repay borrowings and interest under the $350 million 18-Month Term Loan, the $241 million five-year term loan, and amounts outstanding under the Five-Year Revolving Credit Facility. Subsequent to closing on the new term loan, the Company initiated open market purchases of its 8.25% notes due 2010. The Company purchased $150 million of the 8.25% notes at an all-in weighted cost of 94.16% of par, resulting in a gain on early extinguishment of approximately $8 million.
On August 14, 2006 the Company entered into a revolving credit agreement (“Revolving Credit Agreement”) with a syndicate of financial institutions to provide for up to $350 million in secured revolving loans. The Revolving Credit Agreement replaced the Company’s Five-Year Revolving Credit Facility agreement that was to expire in June 2007.
On November 27, 2006 the Company increased the seven-year term loan by $200 million, for a total of $1 billion outstanding as of December 31, 2006.
Revolving Credit
The Revolving Credit Agreement allows for available borrowings of up to $350 million. The amount of availability at any time is dependent upon various factors, including outstanding letters of credit, the amount of eligible receivables, inventory and property and equipment. Borrowings under the Revolving Credit Agreement bear interest based on a variable rate interest option selected at the time of borrowing. At December 31, 2006, the Company had $105 million of obligations under letters of credit that reduced availability under the Revolving Credit Agreement. As of December 31, 2006, there were no borrowings outstanding under this agreement. The Revolving Credit Agreement expires on August 14, 2011.
Obligations under the Revolving Credit Agreement are collateralized by a first-priority lien on certain assets of the Company and most of its domestic subsidiaries, including real property, accounts receivable, inventory, equipment and other tangible and intangible property, including the capital stock of nearly all direct and indirect domestic subsidiaries (other than those domestic subsidiaries the sole assets of which are capital stock of foreign subsidiaries), as well as a second-priority lien on substantially all other material tangible and intangible assets of the Company and most of its domestic subsidiaries which collateralize the Company’s seven-year term loan agreement. The terms of the Revolving Credit Agreement limit the obligations secured by certain U.S. assets to ensure compliance with the Company’s bond indenture.
As of December 31, 2006, the Company had approximately $270 million of available borrowings under the Revolving Credit Agreement and other facilities.
8.25% notes due August 1, 2010
On August 3, 2000, the Company completed a public offering of unsecured fixed rate term debt securities totaling $1.2 billion with maturities of 5 and 10 years. The offering included $500 million of securities maturing on August 1, 2005 and $700 million of securities maturing on August 1, 2010. A portion of this borrowing was repaid with proceeds of the seven-year secured term loan on June 13, 2006. The securities bear interest at a stated rate of 8.25%, with interest payable semi-annually on February 1 and August 1, beginning on February 1, 2001. The unsecured term debt securities agreement contains certain restrictions including, among others, a limitation relating to liens and sale-leaseback transactions, as defined in the agreement. The Company was in compliance with applicable restrictions as of December 31, 2006.
Seven-year Term Loan due June 13, 2013
The $1 billion seven-year secured term loan is collateralized by a first-priority lien on certain assets of the Company and most of its domestic subsidiaries, including intellectual property, intercompany debt, the capital stock of nearly all direct and indirect subsidiaries (excluding Halla Climate Control) and 65% of the stock of certain first-tier foreign subsidiaries as well as a second-priority lien on substantially all other tangible and intangible assets of the Company and most of its domestic subsidiaries. The terms of the facilities limit the obligations secured by certain U.S. assets to ensure compliance with the Company’s bond indenture. In addition, the terms of these facilities limit the amount of dividends that the Company can pay. Borrowings under the credit facilities bear interest based on a variable rate interest option selected at the time of borrowing and mature on June 13, 2013.
7.00% notes due March 10, 2014
On March 10, 2004, the Company completed a public offering of unsecured fixed-rate term debt securities totaling $450 million with a maturity of ten years. The securities bear interest at a stated rate of 7.00%, with interest payable semi-annually on March 10 and September 10, beginning on September 10, 2004. The securities rank equally with the Company’s existing and future unsecured fixed-rate term debt securities and senior to any future subordinated debt. The unsecured term debt securities agreement contains certain restrictions, including, among others, a limitation relating to liens and sale-leaseback transactions, as defined in the agreement. The Company was in compliance with applicable restrictions as of December 31, 2006.
Other debt
The Company has additional debt arrangements of approximately $100 million and $139 million in short-term and long-term debt, respectively, consisting of various affiliate debts, capital leases and other obligations. Certain of these balances are related to a number of its non-U.S. operations, a portion of which are payable in non-U.S. currencies including, but not limited to the Euro, Thai Baht, Korean Won, and Brazilian Real.
Interest rate swaps
The Company has entered into interest rate swaps for a portion of the 8.25% notes due August 1, 2010 ($125 million) and a portion of the 7.00% notes due March 10, 2014 ($225 million). These interest rate swaps effectively convert the designated portions of these notes from fixed interest rate to variable interest rate instruments in connection with the Company’s risk management policies. These interest rate swaps have been designated as fair value hedges and the effect of marking these contracts to market has been recorded in the Company’s consolidated balance sheets as a direct adjustment to the underlying debt. The adjustment does not affect the results of operations unless the contract is terminated, in which case the resulting gain or loss on termination is recorded as a valuation adjustment of the underlying debt and is amortized to interest expense over the remaining life of the debt.
During 2006, the Company entered into interest rate swaps for a portion of the $1 billion term loan due 2013 ($200 million), effectively converting the designated portion of this loan from a variable interest rate to a fixed interest rate instrument. These interest rate swaps are accounted for as cash flow hedges with the effective portion of the gain or loss reported in the “Accumulated Other Comprehensive Income/ (Loss)” component of “Shareholders’ Deficit” in the Company’s consolidated balance sheets. The ineffective portion of these swaps is assessed based on the hypothetical derivative method and is recorded as interest expense in the Company’s consolidated statements of operations.
During the first quarter of 2005, the Company terminated interest rate swaps with a notional amount of $200 million related to the 8.25% notes due August 1, 2010 and received $7 million in cash. The fair value of the interest rate swaps at termination is deferred as part of the underlying debt and amortized as a reduction in interest expense over the remaining term of the debt.
NOTE 14. Employee Retirement Benefits
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” The Company adopted the recognition and disclosure provisions of SFAS 158 as of December 31, 2006 as described in Note 2 “Basis of Presentation and Summary of Significant Accounting Policies”. SFAS 158 does not permit retrospective application. Accordingly, 2005 balances do not reflect the adoption of this standard.
Visteon Sponsored Employee Retirement Plans
In the U.S., the Company’s hourly employees represented by certain collective bargaining groups earn noncontributory benefits based on employee service. The Company’s U.S. salaried employees earn similar noncontributory benefits related to pay. Certain of the non-U.S. subsidiaries sponsor separate plans that provide similar types of benefits to their employees. In general, the Company’s defined benefit plans are funded with the exception of certain supplemental benefit plans for executives and certain non-U.S. plans, primarily in Germany. The Company’s policy for funded plans is to contribute annually, at a minimum, amounts required by applicable law, regulation or union agreement.
Most U.S. salaried employees are eligible to participate in a defined contribution plan (Visteon Investment Plan) by contributing a portion of their compensation, which is partially matched by the Company. Matching contributions were suspended effective January 1, 2002 and were reinstated on July 1, 2006. The expense related to matching contributions was approximately $4 million in 2006.
In December 2005, the Company approved changes to the U.S. salaried pension plans which became effective July 1, 2006. Service accruals for the previous pension benefit ceased as of June 30, 2006 and the pension plan no longer provides early retirement supplements to participants who retire after July 1, 2006. A cash balance benefit accrues for service earned after June 30, 2006. These changes resulted in a reduction to the projected benefit obligation (“PBO”) of $30 million which is being amortized as a reduction of retirement benefit expense over the estimated average remaining employee service lives of approximately 13 years for the Visteon Corporate Plan and 14 years for the Visteon Systems Salaried Plan.
Visteon Sponsored Postretirement Employee Health Care and Life Insurance Benefits
In the U.S., the Company has a financial obligation for the cost of providing selected postretirement health care and life insurance benefits to its employees under Company sponsored plans. These plans generally pay the cost of health care and life insurance for retirees and dependents, less retiree contributions and co-pays.
During January 2007, the Company communicated changes to the U.S. salaried postretirement health care plans which will become effective June 1, 2007. These changes eliminate Company-sponsored prescription drug coverage for Medicare eligible salaried retirees, surviving spouses and dependents. These changes will result in a reduction to the accumulated postretirement benefit obligation (“APBO”) of approximately $30 million which will be amortized as a reduction of postretirement employee benefit expense over the estimated average remaining employee service lives of approximately 10 years.
During June 2005, the Company approved changes to the U.S. salaried postretirement health care and life insurance plans which will become effective June 1, 2007. Employees who retire after that date will not be provided life insurance benefits, but will have access to Company-sponsored health care at group rates if they elect to pay the related health care premium cost. The Company will provide credits to offset a portion of the health care premium cost for employees who retire from the Company with hire dates on or before June 30, 2005 that attained the age of 45 by July 1, 2005. Credits accumulate at the rate of $3,000 per year plus an interest factor, and are further increased at retirement by a factor of $750 multiplied by the employee’s combined years of service and age. These changes resulted in a reduction to the APBO of $336 million which is being amortized as a reduction of postretirement employee benefit expense over the estimated average remaining employee service lives of approximately 14 years for the Visteon Corporate Plan and 10 years for the Visteon Systems Salaried Plan.
Also during 2005, the Company negotiated changes to hourly postretirement employee health care and life insurance plans which resulted in a reduction to the APBO of $135 million which is being amortized as a reduction of postretirement employee benefit expense over the estimated average remaining employee service lives of approximately 12 years.
Ford Sponsored Employee Retirement Plans
Prior to the ACH Transactions, Visteon-assigned Ford-UAW employees participated in the Ford-UAW Retirement Plan, sponsored by Ford, and the Company reimbursed Ford for the related pension expense. Effective October 1, 2005 and in connection with the ACH Transactions, Ford has assumed all wage and benefit accruals for Ford-UAW employees, and there will be no further reimbursement to Ford from the Company related to these employees.
Ford Sponsored Postretirement Employee Health Care and Life Insurance Benefits
Also prior to the ACH Transactions, under the terms of the Hourly Employee Assignment Agreement (the “Agreement”), Ford charged the Company for a portion of the cost of retiree health care and life insurance benefits that are provided by Ford to the Visteon-assigned Ford-UAW employees who retire after July 1, 2000. The estimated cost for these benefits was accrued over periods of employee service on an actuarially determined basis. The amounts charged by Ford related to the Visteon-assigned Ford-UAW employees were determined by Ford’s actuaries, computed in accordance with Ford’s SFAS 106 methodologies and actuarial assumptions. Also in accordance with the terms of the Agreement, the Company was required to fund a portion of actual costs of these benefits as incurred by Ford for the Visteon-assigned Ford-UAW employees through 2005 and certain salaried employees through 2010. In addition, the Company was required to contribute funds to a Voluntary Employees’ Beneficiary Association (“VEBA”) to fund postretirement employee health care and life insurance benefits to be provided by Ford related to the Ford-UAW employees.
Effective October 1, 2005 and in connection with the ACH Transactions, Ford relieved the Company of all liabilities totaling approximately $2.2 billion for postretirement health care and life insurance related obligations for Visteon-assigned Ford-UAW employees and retirees and for salaried retirees who retired prior to May 24, 2005. In addition, the Company transferred the VEBA and related assets of approximately $25 million to Ford. This relief was accounted for in accordance with Statement of Financial Accounting Standards No. 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings”. Because there are no contingently payable amounts relating to this obligation as of October 1, 2005, amounts currently forgiven and previously deferred amounts were released to income and have been included in the “Gain on ACH Transactions” in the accompanying 2005 consolidated statement of operations.
Ford will continue to charge the Company for the expense of postretirement health care and life insurance benefits that are provided by Ford to certain Company salaried employees who retire after May 24, 2005. The Company is required to fund the actual costs of these benefits as incurred by Ford for the salaried retirees through 2010. In addition, the Company has agreed to contribute funds to a trust to fund postretirement health care and life insurance benefits to be provided by Ford related to these salaried employees and retirees. The required funding is over a 39-year period beginning in 2011. The annual funding requirement during this period will be determined annually based upon amortization of the unfunded liabilities at year-end 2010 plus amortization of annual expense.
The benefit obligations below reflect the salaried plan changes announced by Ford in November 2006 and December 2005 and the effect of the ACH Transactions and are based upon Ford’s assumptions. The current and long-term benefit obligations and total net amount recognized in the balance sheets for the postretirement health care and life insurance benefits payable to Ford relating to participation by certain salaried employees were as follows:

	December 31
	2006	2005
	(Dollars in Millions)
Obligation for benefits to certain salaried employees	$91	$88
Unamortized gains/(losses) and other associated with the obligation	36	68

Postretirement employee benefits payable to Ford	$127	$156

Benefit Expenses
The Company’s expense for retirement benefits was as follows:

	Retirement Plans						Health Care and Life
	U.S. Plans			Non-U.S. Plans			Insurance Benefits
	2006	2005	2004	2006	2005	2004	2006	2005	2004
				(Dollars in Millions, Except Percentages)
Costs Recognized in Income
Service cost	$49	$62	$55	$35	$32	$32	$16	$38	$42
Interest cost	73	72	66	70	66	62	42	65	61
Expected return on plan assets	(73)	(68)	(63)	(56)	(61)	(63)	—	—	—
Amortization of:
Transition obligation	—	—	—	1	1	1	—	—	—
Plan amendments	6	9	10	5	7	9	(49)	(15)	—
Losses and other	5	7	4	21	7	2	28	29	21
Special termination benefits	1	—	—	—	—	7	—	—	—
Curtailments	—	—	—	—	13	—	(51)	6	—
Settlements	—	—	—	(1)	—	(1)	—	—	(1)

Visteon sponsored plan net pension/ postretirement expense	61	82	72	75	65	49	(14)	123	123
Expense for Visteon-assigned Ford-UAW and certain salaried employees	(2)	85	111	—	—	—	(32)	168	131

Employee retirement benefit expenses excluding restructuring	$59	$167	$183	$75	$65	$49	$(46)	$291	$254

Special termination benefits	$4	$—	$—	$1	$4	$3	$—	$—	$—
Other	2	3	18	—	—	—	—	—	—

Total employee retirement benefit related restructuring expenses	$6	$3	$18	$1	$4	$3	$—	$—	$—

Weighted Average Assumptions
Discount rate for expense	5.70%	6.10%	6.10%	4.90%	5.50%	5.60%	5.70%	5.80%	6.10%
Assumed long-term rate of return on assets	8.50%	9.00%	9.00%	6.70%	7.50%	7.70%	—	—	—
Initial health care cost trend rate							9.80%	11.00%	11.00%
Ultimate health care cost trend rate							5.00%	5.00%	5.00%
Year ultimate health care cost trend rate reached							2010	2010	2009

Curtailments
Curtailment gains and losses are recorded in accordance with Statement of Financial Accounting Standards No. 88 (“SFAS 88”), “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and are classified in the Company’s consolidated statements of operations as “Cost of sales” or “Selling, general and administrative expenses”. Qualifying curtailment losses are reimbursable under the terms of the Escrow Agreement.
Effective January 1, 2006, Ford acquired two plants from ACH, which are located in Rawsonville, Michigan and Sterling Heights, Michigan. In connection with this transaction and the Salaried Employee Transition Agreement between the Company and Ford, certain salaried employees of the Company were transferred to Ford who were eligible for benefits or who had rights to benefits under Ford’s postretirement health care and life insurance plans. During the first quarter of 2006 the Company recorded approximately $24 million related to the relief of postretirement benefits payable to Ford. Additionally, the Company recorded curtailment gains during the second quarter of 2006 of approximately $48 million related to the reduction in expected years of future service in Visteon sponsored postretirement health care and life insurance and retirement plans.
During the third quarter 2006, a reduction of approximately 200 hourly employees were at certain U.S. manufacturing facilities, resulted in a reduction in expected years of future service in the related retirement and postretirement health care plans. As a result, the Company recorded an OPEB curtailment gain of approximately $14 million and a pension curtailment loss of $3 million in the fourth quarter of 2006.
During the fourth quarter 2006, and in connection with a plan to exit a North American manufacturing facility during 2007, the Company recorded a curtailment loss of $8 million. The curtailment loss reflects a reduction in expected years of future service in the related retirement plans. A corresponding curtailment gain totaling approximately $40 million for the related retiree health plans will be recorded as employees are terminated.
During 2005, the Company recognized curtailment losses on its postretirement health care plans and non-U.S. retirement plans of $6 million primarily related to the closure of a Puerto Rican manufacturing facility and $13 million related to certain non-U.S. pensions, respectively.
Retirement Benefit Related Restructuring Expenses
In addition to retirement benefit expenses, the Company recorded $7 million, $7 million and $21 million for the years ended December 31, 2006, 2005 and 2004, respectively, for retirement benefit related restructuring charges. Such charges generally relate to special termination benefits, voluntary termination incentives, and pension losses and are the result of various restructuring actions as described in Note 4 “Restructuring Activities”. Retirement benefit related restructuring charges are recorded in accordance with SFAS 87, 88, 106, 112 and 158, are initially classified as restructuring expenses and are subsequently reclassified to retirement benefit expenses.
Assumed Health Care Trend Rate Sensitivity
The following table illustrates the sensitivity to a change in the assumed health care trend rate related to Visteon sponsored postretirement employee health care plan expense (excludes certain salaried employees that are covered by a Ford sponsored plan):

Total Service and
	Interest Cost	APBO
100 basis point increase in health care cost trend rates(a)	+$7 million	+$79 million
100 basis point decrease in health care cost trend rates(a)	–$6 million	–$66 million

(a)	Assumes all other assumptions are held constant.

Benefit Obligations
The status of the Company plans as of their most recent measurement dates was as follows:

					Health Care and
	Retirement Plans				Life Insurance
	U.S. Plans		Non-U.S. Plans		Benefits
	2006	2005	2006	2005	2006	2005
	(Dollars in Millions, Except Percentages)
Change in Benefit Obligation
Benefit obligation — beginning	$1,309	$1,144	$1,349	$1,279	$742	$1,115
Service cost	49	62	35	32	16	38
Interest cost	73	72	70	66	42	65
Participant contributions	5	7	10	11	1	—
Amendments/other	(29)	12	(2)	(1)	(2)	(457)
Actuarial (gain)/loss	(105)	61	(16)	166	(80)	35
Special termination benefits	1	—	4	4	—	—
Curtailments, net	(21)	—	(1)	(36)	(18)	(15)
Settlements	—	—	(3)	(1)	—	—
Foreign exchange translation	—	—	163	(130)	—	—
Benefits paid	(58)	(49)	(43)	(41)	(34)	(39)

Benefit obligation — ending	$1,224	$1,309	$1,566	$1,349	$667	$742

Change in Plan Assets
Plan assets — beginning	$889	$781	$817	$756	$—	$—
Actual return on plan assets	69	110	72	105	—	—
Sponsor contributions	59	35	51	58	33	39
Participant contributions	5	7	10	11	1	—
Foreign exchange translation	—	—	98	(71)	—	—
Settlements	—	—	(3)	—	—	—
Benefits paid/other	(62)	(44)	(43)	(42)	(34)	(39)

Plan assets — ending	$960	$889	$1,002	$817	$—	$—

Funded Status of the Plans
Benefit obligations in excess of plan assets	$(264)	$(420)	$(564)	$(532)	$(667)	$(742)
Contributions between measurement and end of fiscal year	2	9	11	13	8	14
Special termination benefits/other between measurement and end of fiscal year	(4)	—	—	(2)	—	—
Unrecognized:
Net losses	—	150	—	373	—	427
Prior service cost/other	—	43	—	59	—	(463)

Net benefit obligation	$(266)	$(218)	$(553)	$(89)	$(659)	$(764)

Balance Sheet Classification
Other current assets	$—	$—	$2	$14	$—	$—
Other non-current assets
Intangible assets	—	38	—	50	—	—
Deferred taxes	—	30	—	5	—	—
Accrued employee liabilities	(2)	(72)	(18)	(50)	(34)	(40)
Pension benefits	(264)	(268)	(537)	(328)	—	—
Postretirement benefits	—	—	—	—	(625)	(724)
Accumulated other comprehensive (income)/loss	20	54	421	220	(63)	—
The accumulated benefit obligation for all defined benefit pension plans was $2,501 million and $2,340 million at the 2006 and 2005 measurement dates. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for employee retirement plans with accumulated benefit obligations in excess of plan assets were $2,240 million, $2,061 million and $1,512 million, respectively, for 2006 and $2,634 million, $2,324 million and $1,684 million, respectively, for 2005.
Certain unrealized amounts related to the Company’s retirement, health care and life insurance benefit plans were included in “Accumulated other comprehensive loss” on the Company’s consolidated balance sheet as of December 31, 2006, as follows:

			Health Care and
	Retirement Plans		Life Insurance
	U.S. Plans	Non-U.S. Plans	Benefits
Actuarial loss	$39	$362	$301
Prior service (credit)/cost	(2)	58	(364)
Deferred taxes	(17)	1	—

	$20	$421	$(63)

Amounts included in Accumulated other comprehensive loss as of December 31, 2006 that are expected to be realized in 2007 are as follows:

			Health Care and
	Retirement Plans		Life Insurance
	U.S. Plans	Non-U.S. Plans	Benefits
Actuarial (gain)/loss	$2	$37	$21
Prior service cost/(credit)	3	5	(84)

	$5	$42	$(63)

Assumptions used by the Company in determining its benefit obligations as of December 31, 2006 and 2005 were based on a September 30 measurement date. Such assumptions are summarized in the following table.

					Health Care and
	Retirement Plans				Life Insurance
	U.S. Plans		Non-U.S. Plans		Benefits
	2006	2005	2006	2005	2006	2005
		(Dollars in Millions, Except Percentages)
Weighted Average Assumptions
Discount rate	5.90%	5.70%	4.90%	4.90%	5.90%	5.70%
Expected rate of return on assets	8.00%	8.50%	6.40%	6.70%	—	—
Rate of increase in compensation	3.75%	4.00%	2.90%	3.00%	—	—
Initial health care cost trend rate					9.30%	9.80%
Ultimate health care cost trend rate					5.00%	5.00%
Year ultimate health care cost trend rate reached					2011	2010
Measurement date	9/30	9/30	9/30	9/30	9/30	9/30
Contributions
During 2007, the Company’s expected contributions to its U.S. retirement plans and postretirement employee health care and life insurance plans are $48 million and $33 million, respectively. The Company’s expected 2007 contributions to non-U.S. retirement plans is $94 million. These are expected contributions and may be revised during 2007.

Estimated Future Benefit Payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the Company plans; expected receipts from the Medicare Prescription Drug Act subsidy are also included below:

			Retiree Health and Life
				Medicare
	Pension Benefits		Gross	Subsidy
	U.S.	Non-U.S.	Payments	Receipts
	(Dollars in Millions)
2007	$55	$171	$36	$2
2008	56	39	38	3
2009	56	40	41	3
2010	57	41	43	3
2011	58	41	44	4
Years 2012 — 2016	320	229	246	22
During 2006, the Company’s Medicare subsidy receipts were approximately $1 million.
In February 2007, the Company settled its pension obligations related to the Markham, Ontario facility which was closed in 2002. A settlement loss of approximately $18 million will be recorded by the Company during the first quarter of 2007. The estimated non-U.S. pension benefit payments of $171 million in 2007, as reflected in the table above, include the anticipated effect of this settlement.
Plan Assets and Investment Strategy
Substantially all of the Company’s pension assets are managed by outside investment managers and held in trust by third-party custodians. The selection and oversight of these outside service providers is the responsibility of Investment Committees and their advisors. The selection of specific securities is at the discretion of the investment manager and is subject to the provisions set forth by written investment management agreements and related policy guidelines regarding permissible investments, risk management practices and the use of derivative securities. Investment in debt or equity securities related to the Company or any of its affiliates is prohibited. Derivative securities may be used by investment managers as efficient substitutes for traditional securities, to reduce portfolio risks, or to hedge identifiable economic exposures. The use of derivative securities to create economic leverage to engage in unrelated speculation is expressly prohibited. The Company staff or its outside consultants verify compliance with these provisions at least quarterly.
Given the relatively long horizon of the aggregate obligations, the Company’s investment strategy is to improve the funded status of its U.S. and non-U.S. plans over time without exposure to excessive asset value volatility. The Company manages this risk primarily by maintaining each plan’s actual asset allocation between equity and fixed income securities within a specified range of its target asset allocation. In addition, the Company ensures that diversification across various investment subcategories within each plan are also maintained within specified ranges. The 2007 target allocation for the non-U.S. plans reflects an investment policy change increasing the debt securities allocation for one of the Company’s large plans.
The Company’s retirement plan asset allocation at September 30, 2006 and 2005 and target allocation for 2007 are as follows:

	U.S.			Non-U.S.
	Target	Percentage of		Target	Percentage of
	Allocation	Plan Assets		Allocation	Plan Assets
	2007	2006	2005	2007	2006	2005
Equity securities	70%	69%	71%	37%	59%	57%
Debt securities	30	31	29	63	41	43

	100%	100%	100%	100%	100%	100%

The expected long-term rate of return for pension assets has been chosen based on various inputs, including long-term historical returns for the different asset classes held by the Company’s trusts and its asset allocation, as well as inputs from internal and external sources regarding capital market returns, inflation and other variables.

NOTE 15. Income Taxes
Income (loss) before income taxes, minority interests, change in accounting and extraordinary item, excluding equity in net income of non-consolidated affiliates, was as follows:

	Year Ended December 31
	2006	2005	2004
	(Dollars in Millions)
U.S	$(292)	$116	$(755)
Non-U.S	148	(314)	171

Total loss before income taxes	$(144)	$(198)	$(584)

The provision for income taxes was calculated as follows:

	Year Ended December 31
	2006	2005	2004
	(Dollars in Millions)
Current tax provision (benefit)
U.S. federal	$(68)	$(26)	$(2)
Non-U.S	118	111	91
U.S. state and local	(1)	(2)	—

Total current	49	83	89

Deferred tax provision (benefit)
U.S. federal	—	—	740
Non-U.S	(24)	(19)	71
U.S. state and local	—	—	62

Total deferred	(24)	(19)	873

Total provision	$25	$64	$962

A summary of the differences between the provision for income taxes calculated at the U.S. statutory tax rate of 35% and the consolidated provision for income taxes is shown below:

	Year Ended December 31
	2006	2005	2004
	(Dollars in Millions)
Loss before income taxes, minority interests, change in accounting and extraordinary item, excluding equity in net income of non-consolidated affiliates multiplied by the U.S. statutory rate of 35%	$(50)	$(69)	$(204)
Effect of:
Impact of foreign operations, including withholding taxes	13	42	40
State and local income taxes	(8)	(3)	(20)
Tax benefits allocated to loss from continuing operations	(68)	—	—
U.S. research tax credits	(10)	(18)	(37)
Tax reserve adjustments	8	(28)	(80)
U.S. divestiture of foreign non-consolidated affiliate	(5)	—	—
Change in valuation allowance	149	149	1,282
Benefits related to U.S. exports	(1)	(3)	(12)
Medicare subsidy	(5)	(6)	(4)
Other	2	—	(3)

Provision for income taxes	$25	$64	$962

Deferred income taxes are provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations, as well as net operating loss, tax credit and other carryforwards. Additionally, deferred taxes have been provided for the net effect of repatriating earnings from consolidated foreign subsidiaries. Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes,” requires that deferred tax assets be reduced by a valuation allowance if, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods.

The components of deferred income tax assets and liabilities at December 31 were as follows:

	December 31
	2006	2005
	(Dollars in Millions)
Deferred tax assets
Employee benefit plans	$423	$456
Capitalized expenditures for tax reporting	202	239
Net operating losses and carryforwards	1,493	1,191
All other	478	513

Subtotal	2,596	2,399
Valuation allowance	(2,103)	(1,961)

Total deferred tax assets	493	438

Deferred tax liabilities
Depreciation and amortization	120	65
All other	459	479

Total deferred tax liabilities	579	544

Net deferred tax liabilities	$86	$106

At December 31, 2006, the Company had available non-U.S. net operating loss and other carryforwards of $541 million, which have carryforward periods ranging from 5 years to indefinite. The Company had available U.S. net operating loss and capital loss carryforwards of $438 million at December 31, 2006, which will expire at various dates between 2009 and 2026. U.S. foreign tax credit carryforwards are $383 million at December 31, 2006. These credits will begin to expire in 2011. U.S. research tax credits carryforwards are $131 million at December 31, 2006. These credits will begin to expire in 2020.
As of the end of 2006, valuation allowances totaling $2,103 million have been recorded against the Company’s deferred tax assets. Of this amount, $1,591 million relates to the Company’s deferred tax assets in the U.S., including amounts related to foreign affiliates that are treated as pass-through entities for U.S. tax purposes, and $512 million relates to net operating loss carryforwards and other deferred tax assets in certain foreign jurisdictions, where recovery of the carryforwards or assets is unlikely.
SFAS 109 generally requires that the amount of tax expense or benefit allocated to continuing operations be determined without regard to the tax effects of other categories of income or loss, such as other comprehensive income. However, an exception to the general rule is provided when there is a pretax loss from continuing operations and pretax income from other categories in the current year. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in continuing operations even when a valuation allowance has been established against the deferred tax assets. In instances where a valuation allowance is established against current year operating losses, income from other sources, including other comprehensive income, is considered when determining whether sufficient future taxable income exists to realize the deferred tax assets. In 2006, U.S. pretax other comprehensive income, primarily attributable to foreign currency translation, offset approximately $195 million of U.S. pretax operating losses, reducing the Company’s current year valuation allowance resulting in a benefit of $68 million allocated to the current year loss from continuing operations.
The Company’s 2006 provision of $25 million reflects this $68 million benefit, as well as income tax expense related to those countries where the Company is profitable, accrued withholding taxes, certain non-recurring and other discrete tax items, and the inability to record a tax benefit for pre-tax losses in certain foreign countries and pre-tax losses in the U.S. not offset by U.S. pre-tax other comprehensive income as described above. Non-recurring and other discrete tax items recorded in 2006 resulted in a net benefit of $21 million. This includes a $14 million benefit recorded in the second quarter of 2006 related to the restoration of deferred tax assets associated with the Company’s operations in Brazil, a benefit of $15 million related to reducing the Company’s dividend withholding taxes accrued for the unremitted earnings of Spain and the Czech Republic as a result of a legal entity restructuring that was completed in the fourth quarter of 2006, offset by a net $8 million in provisions recorded primarily to increase income tax reserves for prior year tax exposures in various foreign jurisdictions.
The Company’s 2005 provision of $64 million reflects income tax expense related to those countries where the Company is profitable, accrued withholding taxes, certain non-recurring and other discrete tax items, and the inability to record a tax benefit for pre-tax losses in the U.S. and certain foreign countries. Non-recurring and other discrete tax items recorded in 2005 resulted in a net benefit of $31 million. This includes a benefit of $28 million, primarily reflecting a reduction in income tax reserves corresponding with the conclusion of U.S. Federal income tax audits for 2002, 2003 and certain pre-spin periods, as well as a net benefit of $3 million consisting primarily of benefits related to a change in the estimated benefit associated with tax losses in Canada and the favorable resolution of tax matters in Mexico, offset by net provisions recorded primarily to increase income tax reserves for prior year tax exposures.
Going forward, the need to maintain valuation allowances against deferred tax assets in the U.S. and other affected countries will cause variability in the Company’s effective tax rate. The Company will maintain full valuation allowances against deferred tax assets in the U.S. and applicable foreign countries, which include the U.K. and Germany, until sufficient positive evidence exists to reduce or eliminate them.
NOTE 16. Shareholders’ Deficit
In conjunction with the October 1, 2005 ACH Transactions, the Company granted warrants to Ford for the purchase of 25 million shares of the Company’s common stock at an exercise price of $6.90. The warrants allow for either cash or share settlement at the sole discretion of the Company, and may be exercised at any time after October 1, 2006 and before the expiration date on October 1, 2013. The warrants were valued at $127 million using a Black-Scholes pricing model, adjusted for the estimated impact on fair value of the restrictions relating to the warrants, and are recorded as permanent equity in the Company’s consolidated balance sheets.
Accumulated other comprehensive loss is comprised of the following:

	December 31
	2006	2005
	(Dollars in Millions)
Foreign currency translation adjustments	$166	$45
Pension and other postretirement benefit adjustments, net of tax	(378)	(274)
Realized and unrealized (losses) gains on derivatives and other	(4)	(5)

Total accumulated other comprehensive loss	$(216)	$(234)

Treasury stock is carried at an average cost basis, is purchased for employee benefit plans, and consists of approximately 2.1 million shares at December 31, 2006. In addition, treasury stock which is included in the consolidated statements of shareholders’ deficit increased $10 million during 2005 primarily from the forfeiture of approximately 700,000 shares or restricted stock awards originally granted in 2002, that did not vest as certain performance goals were not achieved and is offset by a decrease in unearned compensation.

NOTE 17. Net Loss Per Share
Basic net loss per share of common stock is calculated by dividing reported net loss by the average number of shares of common stock outstanding during the applicable period, adjusted for restricted stock. The calculation of diluted net loss per share takes into account the effect of dilutive potential common stock, such as stock options and stock warrants, and contingently returnable shares, such as restricted stock.

	December 31
	2006	2005	2004
	(Dollars in Millions,
	Except Per Share Amounts)
Numerator:
Net loss before change in accounting and extraordinary item	$(167)	$(270)	$(1,536)
Cumulative effect of change in accounting, net of tax	(4)	—	—

Net loss before extraordinary item	(171)	(270)	(1,536)
Extraordinary item, net of tax	8	—	—

Net loss	$(163)	$(270)	$(1,536)

Denominator:
Average common stock outstanding	128.4	128.6	129.6
Less: Average restricted stock outstanding	(0.5)	(2.6)	(4.3)

Basic shares	127.9	126.0	125.3
Net dilutive effect of restricted stock and stock options	—	—	—

Diluted shares	127.9	126.0	125.3

Basic and Diluted per Share Data:
Basic and diluted loss per share before change in accounting and extraordinary item	$(1.31)	$(2.14)	$(12.26)
Cumulative effect of change in accounting, net of tax	(0.03)	—	—

Basic and diluted loss per share before extraordinary item	(1.34)	(2.14)	(12.26)
Extraordinary item, net of tax	0.06	—	—

Basic and diluted loss per share	$(1.28)	$(2.14)	$(12.26)

For 2006, 2005 and 2004, potential common stock of approximately 2.4 million shares, 2.8 million shares and 3.1 million shares, respectively, are excluded from the calculation of diluted loss per share because the effect of including them would have been anti-dilutive. In addition, options to purchase 7.3 million shares of common stock at exercise prices ranging from $9 per share to $17 per share were outstanding for 2006 but were not included in the computation of diluted loss per share because the options’ exercise price was greater than the average market price of the common shares. The options expire at various dates between 2009 and 2012.
NOTE 18. Financial Instruments
Derivative Financial Instruments
The Company follows Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities,” in accounting for financial instruments. Under SFAS 133, the criteria used to determine whether hedge accounting treatment is appropriate are the designation of the hedge to an underlying exposure, reduction of overall risk, and a highly effective relationship between the hedging instrument and the hedged item or transaction.
The Company uses derivative financial instruments to reduce exposure to adverse fluctuations in interest rates and foreign currency exchange rates in connection with its risk management policies. The Company monitors its exposure to interest rate risk principally in relation to fixed-rate and variable-rate debt. Accordingly, the Company has entered into certain fixed-for-variable and variable-for-fixed interest rate swap agreements to manage such interest rate exposures. Additionally, the Company monitors its exposure to the risk that net cash inflows resulting from sales outside the country of manufacturing origin will be adversely affected by changes in foreign currency exchange rates. Accordingly, the Company enters into forward exchange contracts and purchase foreign currency options to hedge certain portions of forecasted cash flows denominated in foreign currencies.
At inception, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transactions. The Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair values or cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. Derivatives not designated as a hedge are adjusted to fair value through operating results. The Company’s policy specifically prohibits the use of derivatives for speculative purposes.
The Company recognizes all derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value. The fair values of derivatives used to hedge the Company’s risks fluctuate over time, generally in relation to the fair values or cash flows of the underlying hedged transactions or exposures. The accounting for changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. At the inception of the hedging relationship, the Company must designate the instrument as a fair value hedge, a cash flow hedge, or a hedge of a net investment in a foreign operation. This designation is based upon the exposure being hedged.
Fair Value Hedges
As of December 31, 2006 and 2005, respectively, the Company had interest rate swaps designated as hedges of the fair value of a portion of the 8.25% notes due August 1, 2010 ($125 million) and a portion of the 7.00% notes due March 10, 2014 ($225 million). These interest rate swaps effectively convert the designated portions of these notes from fixed interest rate to variable interest rate instruments in connection with the Company’s risk management policies. The Company estimates the fair value of these interest rate swaps based on quoted market prices.
The notional amount of these interest rate swaps was $350 million at December 31, 2006 and 2005. The fair market value of the interest rate swaps was a liability of $17 million and a liability of $15 million at December 31, 2006 and 2005, respectively, with an offsetting amount recorded in long-term debt.
These interest rate swaps have been formally designated as fair value hedges. The effect of marking these contracts to market has been recorded in the Company’s consolidated balance sheets as a direct adjustment to the underlying debt. The adjustment does not affect the results of operations unless the contract is terminated, in which case the resulting cash flow is offset by a valuation adjustment of the underlying debt and is amortized to interest expense over the remaining life of the debt. During 2006, 2005 and 2004, there was no ineffectiveness related to these interest rate swaps.
Cash Flow Hedges
Derivative instruments that are designated and qualify as cash flow hedges of forecasted transactions are reflected as other assets or liabilities in the Company’s consolidated balance sheets. Changes in the fair value of cash flow hedges are initially recorded as a component of “Other comprehensive income (loss)” and reclassified to the consolidated statement of operations when the hedged transactions affect results of operations. At this time a gain or loss on the cash flow hedge is recognized representing excess of the cumulative change in the present value of future cash flows of the hedged item. Any ineffective portion of a cash flow hedge is immediately recognized in earnings. The maximum length of time over which the Company hedges the variability in future cash flows for forecasted transactions excluding those forecasted transactions related to the payment of variable interest on existing debt is up to one year from the date of the forecasted transaction.
During 2006, the Company entered into interest rate swaps for a portion of the $1 billion seven-year term loan due 2013 ($200 million). These interest rate swaps, which are designated as hedges of forecasted cash flows related to future interest payments, effectively convert the designated portion of the seven-year term loan from a variable rate instrument to a fixed rate instrument in connection with the Company’s risk management policies. The ineffectiveness related to these interest rate swaps during 2006 was not material. The notional amount of these interest rate swaps was $200 million at December 31, 2006. The fair market value of the interest rate swaps was a liability of $1 million at December 31, 2006 with an offsetting amount recorded in long-term debt.
As of December 31, 2006 and 2005, the net fair value of foreign currency instruments which are designated as hedges of forecasted cash flows related to the sale of products in countries other than the manufacturing source, foreign currency denominated supplier payments, debt and other payables or subsidiary dividends were assets of $8 million and $9 million, respectively. The notional amounts of foreign currency instruments in equivalent U.S. dollars were $884 million and $808 million at December 31, 2006 and 2005, respectively. The fair value of foreign currency instruments was estimated using current market rates provided by outside quotation services.

The net gain recognized in earnings during years ended December 31, 2006, 2005 and 2004 related to cash flow hedges were $4 million, $21 million and $19 million, respectively. Such amounts are recorded in the Company’s consolidated statements of operations under the classification “Cost of sales”. Within the next 12 months, the Company expects to reclassify approximately $6 million on a pre-tax basis from other comprehensive income/(loss) to results of operations as the anticipated underlying transactions occur.
Other
Subsequent to the ACH Transactions, the Company’s exposure to market risks from changes in the price of natural gas and copper were substantially reduced. In the second quarter of 2005, the Company discontinued hedge accounting treatment for natural gas and copper forward contracts. Discontinuance of hedge accounting for hedges on transactions that were not expected to occur resulted in the recognition of a gain of approximately $8 million in results of operations. These forward contracts were terminated during the third quarter of 2005. The notional amount of commodity derivatives was $71 million at December 31, 2004. The fair market value of commodity derivatives was an asset of $9 million at December 31, 2004.
The notional amounts of these derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the Company’s exposure to the financial risks described above. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, foreign currency exchange rates or other financial indices.
Fair Value of Financial Instruments
Disclosures related to estimated fair value amounts have been determined using available market information and various valuation methods depending on the type of financial instrument. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts. Further, it should be noted that fair value at a particular point in time gives no indication of future gain or loss, or what the dimensions of that gain or loss are likely to be.
The fair value of debt excluding related interest rate swaps was approximately $2,156 million at December 31, 2006, based on quoted market prices or current rates for similar debt with the same credit ratings and remaining maturities, compared with a carrying value of $2,239 million. The fair value of debt excluding related interest rate swaps was approximately $1,787 million at December 31, 2005, compared with a carrying value of $2,001 million.
The fair values of the Company’s derivative financial instruments are disclosed above. The carrying amounts of all other financial instruments approximate their fair values because of the relatively short-term maturity of these instruments.
Concentrations of Credit Risk
Financial instruments, including cash equivalents, marketable securities, derivative contracts and accounts receivable, expose the Company to counterparty credit risk for non-performance. The Company’s counterparties for cash equivalents, marketable securities and derivative contracts are banks and financial institutions that meet the Company’s requirement of high credit standing. The Company’s counterparties for derivative contracts are substantial investment and commercial banks with significant experience using such derivatives. The Company manages its credit risk through policies requiring minimum credit standing and limiting credit exposure to any one counterparty, and through monitoring counterparty credit risks. The Company’s concentration of credit risk related to derivative contracts at December 31, 2006 was not significant.
With the exception of accounts receivable from Ford and its affiliates, the Company’s credit risk with any individual customer does not exceed ten percent of total accounts receivable at December 31, 2006. Management periodically performs credit evaluations of its customers and generally does not require collateral.

NOTE 19. Commitments and Contingencies
Commitments
Information Technology Agreement
Prior to January 2003 and since the Company’s separation from Ford, Ford had provided the Company with and charged the Company for many of the Company’s information technology needs. In January 2003, the Company entered into a 10-year outsourcing agreement with International Business Machines (“IBM”) pursuant to which the Company outsources most of its information technology needs on a global basis, including mainframe support services, data centers, customer support centers, application development and maintenance, data network management, desktop support, disaster recovery and web hosting. During 2006, the Company and IBM modified this agreement, resulting in certain changes to the service delivery model and related service changes. The service charges under the outsourcing agreement are expected to aggregate approximately $800 million during the remaining term of the agreement, subject to decreases and increases based on the Company’s actual consumption of services to meet its then current business needs. The outsourcing agreement may also be terminated for the Company’s business convenience under the agreement for a scheduled termination fee. Associated charges were approximately $200 million and $240 million in 2006 and 2005, respectively.
Operating Leases
At December 31, 2006, the Company had the following minimum rental commitments under non-cancelable operating leases (in millions): 2007 — $52; 2008 — $39; 2009 — $35; 2010 — $26; 2011 — $15; thereafter — $13. Rent expense was $70 million in 2006, $80 million in 2005 and $92 million in 2004.
Debt
Debt, including capital lease obligations, at December 31, 2006, included maturities as follows (in millions): 2007 — $100 million; 2008 — $42 million; 2009 — $22 million; 2010 — $553 million; 2011 - $19 million; thereafter — $1,492 million.
Guarantees
The Company has guaranteed approximately $77 million of debt capacity held by subsidiaries, and $97 million for lifetime lease payments held by consolidated subsidiaries. In addition, at December 31, 2006, the Company has guaranteed certain Tier 2 suppliers’ debt and lease obligations and other third-party service providers’ obligations of up to $17 million, to ensure the continued supply of essential parts.
Contingencies
Litigation and Claims
In February 2005, a shareholder lawsuit was filed in the U.S. District Court for the Eastern District of Michigan against the Company and certain current and former officers of the Company. In July 2005, the Public Employees’ Retirement System of Mississippi was appointed as lead plaintiff in this matter. In September 2005, the lead plaintiff filed an amended complaint, which alleges, among other things, that the Company and its independent registered public accounting firm, PricewaterhouseCoopers LLP, made misleading statements of material fact or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The named plaintiff seeks to represent a class consisting of purchasers of the Company’s securities during the period between June 28, 2000 and January 31, 2005. Class action status has not yet been certified in this litigation. On August 31, 2006, the defendants motion to dismiss the amended complaint for failure to state a claim was granted. The plaintiffs have appealed this decision.
In March 2005, a number of current and former directors and officers were named as defendants in two shareholder derivative suits pending in the State of Michigan Circuit Court for the County of Wayne. As is customary in derivative suits, the Company has been named as a defendant in these actions. As a nominal defendant, the Company is not liable for any damages in these suits nor is any specific relief sought against the Company. The complaints allege that, among other things, the individual defendants breached their fiduciary duties of good faith and loyalty and aided and abetted such breaches during the period between January 23, 2004 and January 31, 2005 in connection with the Company’s conduct concerning, among other things, the matters alleged in the securities class action discussed immediately above. The derivative matters have been stayed pending resolution of defendants motion to dismiss the Securities matter pending in the Eastern District of Michigan and any related appeal.
In March and April 2005, the Company and a number of current and former employees, officers and directors were named as defendants in three class action lawsuits brought under the Employee Retirement Income Security Act (“ERISA”) in the U.S. District Court for the Eastern District of Michigan. In September 2005, the plaintiffs filed an amended and consolidated complaint, which generally alleges that the defendants breached their fiduciary duties under ERISA during the class period by, among other things, continuing to offer Visteon stock as an investment alternative under the Visteon Investment Plan (and the Visteon Savings Plan for Hourly Employees, together the “Plans”), failing to disclose complete and accurate information regarding the prudence of investing in Visteon stock, failing to monitor the actions of certain of the defendants, and failing to avoid conflicts of interest or promptly resolve them. These ERISA claims are predicated upon factual allegations similar to those raised in the derivative and securities class actions described immediately above. The consolidated complaint was brought on behalf of a named plaintiff and a putative class consisting of all participants or beneficiaries of the Plans whose accounts included Visteon stock at any time from July 20, 2001 through May 25, 2005. Class action status has not yet been certified in this litigation. In November 2005, the defendants moved to dismiss the consolidated amended complaint on various grounds. Prior to resolution of the defendants’ motion, the parties tentatively agreed to a settlement, which has been preliminarily approved by the judge assigned to this proceeding. The settlement is subject to final approval by the court.
In June 2006, the Company and Ford Motor Company were named as defendants in a purported class action lawsuit brought under ERISA in the United States District Court for the Eastern District of Michigan on behalf of certain former salaried employees of the Company associated with two plants located in Michigan. The complaint alleges that the Company and Ford violated their fiduciary duties under ERISA when they established and spun off the Company and allocated certain pension liabilities between them, and later when they transferred the subject employees to Ford as new hires in 2006 after Ford acquired the plants. In August 2006, the Company and Ford moved to dismiss the complaint for failure to state a claim, which are currently pending.
The Company and its current and former directors and officers intend to contest the foregoing lawsuits vigorously. However, at this time the Company is not able to predict with certainty the final outcome of each of the foregoing lawsuits or its potential exposure with respect to each such lawsuit. In the event of an unfavorable resolution of any of these matters, the Company’s earnings and cash flows in one or more periods could be materially affected to the extent any such loss is not covered by insurance or applicable reserves.
Product Warranty and Recall
Amounts accrued for product warranty and recall claims are based on management’s best estimates of the amounts that will ultimately be required to settle such items. The Company’s estimates for product warranty and recall obligations are developed with support from its sales, engineering, quality and legal functions and include due consideration of contractual arrangements, past experience, current claims and related information, production changes, industry and regulatory developments and various other considerations. The Company can provide no assurances that it will not experience material claims in the future or that it will not incur significant costs to defend or settle such claims beyond the amounts accrued or beyond what the Company may recover from its suppliers. The following table provides a reconciliation of changes in the product warranty claims liability for the selected periods:

	December 31
	2006	2005
	(Dollars in Millions)
Beginning balance	$148	$94
Accruals for products shipped	41	61
Changes in estimates	1	25
Settlements	(85)	(32)

Ending balance	$105	$148

Environmental Matters
Costs related to environmental assessments and remediation efforts at operating facilities, previously owned or operated facilities, and Superfund or other waste site locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments, and are regularly evaluated. The liabilities are recorded in “Other current liabilities” and “Other long-term liabilities” in the consolidated balance sheets.

The Company is subject to the requirements of federal, state, local and foreign environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. The Company is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at properties it presently owns or operates and at third-party disposal or treatment facilities to which these sites send or arranged to send hazardous waste.
At the time of spin-off, the Company and Ford agreed on a division of liability for, and responsibility for management and remediation of, environmental claims existing at that time, and, further, that the Company would assume all liabilities for existing and future claims relating to sites that were transferred to it and its operation of those sites, including off-site disposal, except as otherwise specifically retained by Ford in the Master Transfer Agreement. In connection with the ACH Transactions, Ford agreed to re-assume these liabilities to the extent they arise from the ownership or operation prior to the spin-off of the locations transferred to ACH (excluding any increase in costs attributable to the exacerbation of such liability by the Company or its affiliates).
The Company is aware of contamination at some of its properties and relating to various third-party Superfund sites at which the Company or its predecessor has been named as a potentially responsible party. The Company is in various stages of investigation and cleanup at these sites. At December 31, 2006, the Company had recorded a reserve of approximately $9 million for this environmental investigation and cleanup. However, estimating liabilities for environmental investigation and cleanup is complex and dependent upon a number of factors beyond the Company’s control and which may change dramatically. Accordingly, although the Company believes its reserve is adequate based on current information, the Company cannot provide any assurance that its ultimate environmental investigation and cleanup costs and liabilities will not exceed the amount of its current reserve.
Other Contingent Matters
Various other legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against the Company, including those arising out of alleged defects in the Company’s products; governmental regulations relating to safety; employment-related matters; customer, supplier and other contractual relationships; intellectual property rights; product warranties; product recalls; and environmental matters. Some of the foregoing matters may involve compensatory, punitive or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.
Contingencies are subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by the Company for matters discussed in the immediately foregoing paragraph where losses are deemed probable and reasonably estimable. It is possible, however, that some of the matters discussed in the foregoing paragraph could be decided unfavorably to the Company and could require the Company to pay damages or make other expenditures in amounts, or a range of amounts, that cannot be estimated at December 31, 2006 and that are in excess of established reserves. The Company does not reasonably expect, except as otherwise described herein, based on its analysis, that any adverse outcome from such matters would have a material effect on the Company’s financial condition, results of operations or cash flows, although such an outcome is possible.
The Company enters into agreements that contain indemnification provisions in the normal course of business for which the risks are considered nominal and impracticable to estimate.
NOTE 20. Segment Information
Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosures about Segments of an Enterprise and Related Information,” requires the Company to disclose certain financial and descriptive information about its reportable segments. Reportable segments are defined as components of an enterprise for which discrete financial information is available that is evaluated regularly by the chief operating decision-maker, or a decision-making group, in deciding the allocation of resources and in assessing performance.
In late 2005, the Company announced a new operating structure to manage the business post the ACH Transactions. This operating structure is comprised of the following global product groups: Climate, Electronics, Interiors and Other. These global product groups have financial and operating responsibility over the design, development and manufacture of the Company’s product portfolio. Regional customer groups are responsible for the marketing, sales and service of the Company’s product portfolio to its customer base. Certain functions such as procurement, information technology and other administrative activities are managed on a global basis with regional deployment.

The Company revised its reportable segments in the first quarter of 2006. Additionally, pursuant to the ACH Transactions, the Company established and commenced operations of Visteon Services, a centralized administrative function to monitor and facilitate transactions with ACH for the costs of leased employees and other services provided to ACH by the Company. As the activities of Visteon Services do not share similar economic characteristics with the Company’s other business operations, the Company has provided separate disclosure of these operations as of December 31, 2006.
During the first quarter of 2007 the Company revised the composition of its reportable segments to reflect the alignment of its South American operations with their respective global product groups. Accordingly, the segment disclosures have been updated to reflect the current operating structure and comparable prior period data has been recast.
The Company’s reportable segments are as follows:
Climate — The Company’s Climate product group includes facilities that primarily manufacture air handling modules, powertrain cooling modules, climate controls, heat exchangers, compressors, fluid transport, and engine induction systems. The Climate segment accounted for approximately 26%, 25%, and 28% of the Company’s total net sales excluding ACH and intra-product group eliminations in 2006, 2005 and 2004, respectively.
Electronics — The Company’s Electronics product group includes facilities that primarily manufacture audio systems, infotainment systems, driver information systems, powertrain and feature control modules, electronic climate controls and lighting. The Electronics segment accounted for approximately 28%, 30% and 36% of the Company’s total net sales excluding ACH and intra-product group eliminations in 2006, 2005 and 2004, respectively.
Interiors — The Company’s Interior product group includes facilities that primarily manufacture instrument panels, cockpit modules, door trim and floor consoles. The Interiors segment accounted for approximately 25%, 27% and 19% of the Company’s total net sales excluding ACH and intra-product group eliminations in 2006, 2005 and 2004, respectively.
Other — The Company’s Other product group includes facilities that primarily manufacture fuel products, chassis products, powertrain products, alternators and starters, as well as parts sold and distributed to the automotive aftermarket. The Other segment accounted for approximately 16%, 17% and 18% of the Company’s total net sales excluding ACH and intra-product group eliminations in 2006, 2005 and 2004, respectively.
Services — The Company’s Services operations supply leased personnel and transition services as required by certain agreements entered into by the Company with ACH as a part of the ACH Transactions. Pursuant to the Master Services Agreement and the Salaried Employee Lease Agreement the Company, agreed to provide ACH with certain information technology, personnel and other services to enable ACH to conduct its business. Services to ACH are provided at a rate approximately equal to the Company’s cost until such time the services are no longer required by ACH or the expiration of the related agreement. The Services segment accounted for approximately 5%, 1% and 0% of the Company’s total net sales excluding ACH in 2006, 2005 and 2004, respectively.

The accounting policies for the reportable segments are the same as those described in the Note 2 to the Company’s consolidated financial statements. Key financial measures of income (loss) before income taxes and minority interests and fixed assets reviewed by the Company’s chief operating decision makers are as follows:

	Net Sales			Gross Margin
	Year Ended December 31			Year Ended December 31
	2006	2005	2004	2006	2005	2004
	(Dollars in Millions)
Climate	$3,123	$2,931	$2,953	$170	$175	$369
Electronics	3,408	3,615	3,796	364	316	463
Interiors	3,004	3,161	1,985	60	29	(20)
Other	1,942	2,022	1,943	63	55	49
Eliminations	(606)	(1,002)	(1,002)	—	—	—

Total Products	10,871	10,727	9,675	657	575	861
Services	547	164	—	5	1	—

Total Segments	11,418	10,891	9,675	662	576	861

Reconciling Items
ACH	—	6,085	8,982	—	(42)	27
Corporate	—	—	—	72	—	—

Total consolidated	$11,418	$16,976	$18,657	$734	$534	$888

The above amounts include sales of $5,438 million, $10,559 million and $13,015 million to Ford Motor Company during the years ended December 31, 2006, 2005 and 2004, respectively. Additionally, during 2006 sales to Hyundai/Kia were approximately $1.3 billion, or 12%, of the Company’s total product sales.
Segment assets and related expenditures are included in the table below.

	Inventories			Property and Equipment, net
	Year Ended December 31			Year Ended December 31
	2006	2005	2004	2006	2005	2004
Climate	$161	$153	$136	$962	$882	$962
Electronics	135	146	183	796	797	1,019
Interiors	62	65	77	478	430	531
Other	162	173	169	259	260	566

Total Products	520	537	565	2,495	2,369	3,078

Reconciling Items
ACH	—	—	324	—	—	1,527
Corporate	—	—	—	539	604	698

Total consolidated	$520	$537	$889	$3,034	$2,973	$5,303

	Depreciation and Amortization			Capital Expenditures
	Year Ended December 31			Year Ended December 31
	2006	2005	2004	2006	2005	2004
Climate	$129	$152	$130	$174	$243	$157
Electronics	109	141	139	78	97	93
Interiors	48	61	51	66	91	83
Other	49	54	62	55	92	266

Total Products	335	408	382	373	523	599

Reconciling Items
ACH	—	90	204	—	62	228
Corporate	95	97	99	—	—	—

Total consolidated	$430	$595	$685	$373	$585	$827

Financial information segregated by geographic region is as follows:

				Net Property
	Net Sales			and Equipment
	Year Ended December 31			December 31
	2006	2005	2004	2006	2005
	(Dollars in Millions)
Geographic region:
United States	$4,468	$10,420	$12,684	$960	$1,008
Mexico	247	259	447	119	141
Canada	96	139	199	35	39
Intra-region eliminations	(94)	(121)	(248)	—	—

North America	4,717	10,697	13,082	1,114	1,188
Germany	777	734	636	170	167
France	864	967	897	233	214
United Kingdom	541	621	690	109	100
Portugal	554	600	589	130	127
Spain	672	663	513	112	106
Czech Republic	466	422	362	213	175
Hungary	277	228	206	94	97
Other Europe	192	168	153	46	43
Intra-region eliminations	(211)	(189)	(131)	—	—

Europe	4,132	4,214	3,915	1,107	1,029
Korea	1,810	1,406	1,179	450	407
China	231	161	109	82	62
India	257	232	205	77	77
Japan	226	251	272	49	52
Other Asia	159	171	124	43	38
Intra-region eliminations	(184)	(192)	(145)	—	—

Asia	2,499	2,029	1,744	701	636
South America	522	491	451	109	116
All Other	25	23	33	3	4
Intra-region eliminations	(477)	(478)	(568)	—	—

	$11,418	$16,976	$18,657	$3,034	$2,973

The Company’s sales by group of similar products are as follows:

	2006	2005	2004
	(Dollars in Millions)
Chassis Products & Systems	$772	$3,298	$4,477
Interior Products & Systems	2,665	3,891	3,974
Climate Control Products & Systems	4,207	4,291	4,317
Powertrain Products & Systems	690	2,799	3,328
Electronic Products & Systems	3,171	1,984	1,961
Exterior Products & Systems	43	768	881
Glass Products	55	395	520
Service Operations	547	164	—
Eliminations and other	(732)	(614)	(801)

	$11,418	$16,976	$18,657

NOTE 21. Summary Quarterly Financial Data (Unaudited)
The following tables present summary quarterly financial data.

	2006				2005
	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(Dollars in Millions, Except Per Share Amounts)
Net sales	$2,961	$3,001	$2,615	$2,841	$4,987	$5,003	$4,121	$2,865
Gross margin	244	311	47	132	147	243	89	55
Income (loss) before change in accounting and extraordinary item	7	42	(177)	(39)	(163)	(1,238)	(207)	1,338
Net income (loss)	3	50	(177)	(39)	(163)	(1,238)	(207)	1,338
Per Share Data
Income (loss) before change in accounting and extraordinary item
Basic	$0.05	$0.33	$(1.38)	$(0.30)	$1.30	$9.85	$(1.64)	$10.58
Diluted	$0.05	$0.33	$(1.38)	$(0.30)	$1.30	$9.85	$(1.64)	$10.58
Net income (loss) per share
Basic	$0.02	$0.39	$(1.38)	$(0.30)	$1.30	$9.85	$(1.64)	$10.25
Diluted	$0.02	$0.39	$(1.38)	$(0.30)	$1.30	$9.85	$(1.64)	$10.25
Changes to Quarterly Financial Data
Gross margin previously reported for the three month periods ended September 30, 2005 and December 31, 2005 of $100 million and $64 million, respectively, have been changed in this filing to $89 million and $55 million, respectively. The changes of $11 million and $9 million relate to the reclassification of certain curtailment losses from the “Restructuring expenses” caption to the “Cost of sales” caption on the consolidated statements of operations.
2006 Quarterly Financial Data
During 2006, the Company recorded income tax benefits of $68 million related to offsetting U.S. pretax operating losses against current year U.S. pretax other comprehensive income primarily attributable to foreign currency translation. Of this amount, $48 million was recorded during the fourth quarter of 2006.
On April 27, 2006 the Company’s wholly-owned, consolidated subsidiary Carplastic, S.A. de C.V. acquired all of the real property, inventories, furniture, fixtures, tools, and related equipment of Guide Lighting Technologies of Mexico S. de R.L. de C.V., a lighting manufacturing facility located in Monterrey, Mexico. The sum of the amounts assigned to the assets and liabilities acquired exceeded the cost of the acquired entity and that excess was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired non-financial assets (i.e. property and equipment). An excess of $8 million remained after reducing to zero the amounts that otherwise would have been assigned to the non-financial assets, and was recorded as an extraordinary gain.
Effective January 1, 2006, Ford acquired two plants from ACH, which are located in Rawsonville, Michigan and Sterling Heights, Michigan. In connection with this transaction and the Salaried Employee Transition Agreement between the Company and Ford, certain salaried employees of the Company were transferred to Ford including the accumulated postretirement benefit obligations for these employees. The Company recorded approximately $24 million related to the relief of postretirement benefits payable to Ford in the first quarter of 2006 and a curtailment gain of approximately $48 million in the second quarter of 2006 related to Visteon sponsored benefit obligations for the transferred employees.

2005 Quarterly Financial Data
During the second quarter of 2005, the Company recorded a non-cash impairment charge of $920 million to write-down assets considered “held for sale” to their aggregate estimated fair value less cost to sell. During the fourth quarter of 2005, the Company and Ford completed the ACH Transactions, which resulted in the recognition of a $1.8 billion gain. The 23 facilities disposed of in connection with the ACH Transactions accounts for approximately $6 billion of the Company’s total product sales on an annualized basis.
NOTE 22. Subsequent Events
Effective February 16, 2007, the Company entered into a Master Services Agreement (“MSA”) with a global electronic manufacturing services and solutions provider (the “Provider”). Under the terms of the MSA the Company will receive certain electronics manufacturing, procurement, design, engineering and repair services from the Provider for fees over the 5-year term of the agreement. Pursuant to the MSA, the Company and the Provider shall use commercially reasonable efforts to develop and agree on a plan for transition of the manufacture of the applicable electronic board products over a period of 12 to 24 months following the effective date of the agreement. Currently, the applicable electronics board products are manufactured by the Company at facilities located in Mexico, Japan and Brazil.